As filed with the Securities and Exchange Commission on April 25, 2023

Registration No. 333-270452

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PFS Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	92-2956265
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1730 Fourth Street

Peru, Illinois 61354

(815) 223-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eric J. Heagy, CPA

President, Chief Executive Officer,

Chief Financial Officer and Treasurer

PFS Bancorp, Inc.

1730 Fourth Street

Peru, Illinois 61354

(815) 223-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2028

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

(Proposed Holding Company for Peru Federal Savings Bank)

Up to 1,840,000 Shares of Common Stock

(Subject to Increase to up to 2,116,000 Shares)

PFS Bancorp, Inc., referred to as “PFS Bancorp” throughout this prospectus, is offering shares of its common stock for sale in connection with the conversion of Peru Federal Savings Bank, referred to as “Peru Federal” throughout this prospectus, from the mutual form of organization to the stock form of organization. In addition to the shares of common stock offered for sale in the stock offering, we intend to contribute 40,000 shares of common stock and $100,000 in cash to a charitable foundation we intend to establish in connection with the conversion and stock offering. There is currently no market for our common stock. We expect our common stock to be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the “JOBS Act” throughout this prospectus.

The shares of common stock are first being offered for sale in a subscription offering in priority order to depositors of Peru Federal with at least $50 on deposit as of the close of business on December 31, 2021, to tax-qualified employee benefit plans of Peru Federal, to depositors of Peru Federal with at least $50 on deposit as of the close of business on March 31, 2023, and to other depositors of Peru Federal as of the close of business on May 1, 2023. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. The syndicated community offering, if held, may commence before the subscription offering and the community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until any syndicated community offering is completed. We may sell up to 2,116,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,360,000 shares to complete the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 40,000 shares ($400,000) of common stock, in all categories of the stock offering combined.

The subscription offering will expire at 1:00 p.m., Central time, on June 15, 2023. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until July 31, 2023, or longer if the Office of the Comptroller of the Currency, referred to as the “OCC” throughout this prospectus, approves a later date. No single extension may exceed 90 days and the stock offering must be completed by June 29, 2025. Once submitted, orders are irrevocable unless the subscription offering and/or the community offering are terminated or extended, with regulatory approval, beyond July 31, 2023, or the number of shares of common stock to be sold is increased to more than 2,116,000 shares or decreased to less than 1,360,000 shares. If the subscription offering and any community offering are extended beyond July 31, 2023, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 2,116,000 shares or decreased to less than 1,360,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest. Funds received in the subscription offering and any community offering will be held in a segregated account at Peru Federal and will earn interest at 0.10% per annum until completion or termination of the stock offering.

Keefe, Bruyette & Woods, Inc., A Stifel Company, referred to as “KBW” throughout this prospectus, will assist us in selling our shares of common stock on a best efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. KBW is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,360,000	1,600,000	1,840,000	2,116,000
Gross offering proceeds	$13,600,000	$16,000,000	$18,400,000	$21,160,000
Estimated offering expenses, excluding selling agent fees and expenses (1)	$1,070,000	$1,070,000	$1,070,000	$1,070,000
Selling agent fees and expenses (1) (2)	$430,000	$430,000	$430,000	$430,000
Estimated net proceeds	$12,100,000	$14,500,000	$16,900,000	$19,660,000
Estimated net proceeds per share (1)	$8.90	$9.06	$9.18	$9.29

(1)	See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of KBW’s compensation for the stock offering including any compensation to be received by KBW and other broker-dealers for any syndicated community offering.

(2)	Excludes records agent fees and expenses payable to KBW, which are included in estimated offering expenses. See “The Conversion and Stock Offering – Records Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 13.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at 1-(800) 945-8598 (toll-free).

The date of this prospectus is May 12, 2023.

Peru Federal Savings Bank

52
88
Chicago
30
39
34
52
80
Peru
80
55
39
ILLINOIS
57
INDIANA
55

★ **Fouth Street Branch**
1730 Fourth Street
Peru

● **Shooting Park Branch**
914 Shooting Park Road
Peru

Peru
INDIANA
ILLINOIS

TABLE OF CONTENTS

i

SUMMARY

The following summary provides material information about Peru Federal’s mutual-to-stock conversion and the related offering of common stock by PFS Bancorp. It may not contain all of the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the related notes and the section entitled “Risk Factors,” before making an investment decision.

PFS Bancorp, Inc.

PFS Bancorp, a newly formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Peru Federal from a mutual savings bank (meaning it has no stockholders) to a stock savings bank. As a mutual savings bank, all depositors are members of and have voting rights in Peru Federal as to all matters requiring a vote of members. The following diagram depicts Peru Federal’s current organizational structure:

Upon completion of the conversion and stock offering, PFS Bancorp will be 100% owned by its stockholders and Peru Federal will be 100% owned by PFS Bancorp. Peru Federal will cease to have members and its former members will no longer have voting rights in Peru Federal. All voting rights in Peru Federal will be vested in PFS Bancorp as the sole stockholder of Peru Federal. The stockholders of PFS Bancorp will possess exclusive voting rights with respect to PFS Bancorp common stock. The following diagram depicts PFS Bancorp’s and Peru Federal’s organizational structure after the completion of the conversion and stock offering:

PFS Bancorp was incorporated on February 23, 2023, and has not engaged in any business to date. Upon completion of the conversion and stock offering, PFS Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

PFS Bancorp’s principal office is located at 1730 Fourth Street, Peru, Illinois 61354, and the telephone number at that address is (815) 223-4300.

Peru Federal Savings Bank

Originally chartered in 1887, Peru Federal is a federally-chartered mutual savings bank headquartered in Peru, Illinois. We conduct our operations from our main office and a branch office, both located in Peru, Illinois. Peru is located on the western border of LaSalle County and within the Illinois Valley formed by the Illinois River. Located near the intersection of Interstates 80 and 39, Peru is located equidistant, approximately 100 miles, between Chicago to the east and the Quad Cities in Iowa to the west and equidistant, approximately 70 miles, between Rockford, Illinois, to the north and Bloomington, Illinois, to the south.

We consider our primary market area for loan originations and deposit gathering to be LaSalle County, and contiguous areas, in northcentral Illinois, generally within a 30- to 35-mile radius from our offices. This radial area encompasses parts of Bureau County and Putnam County, which are adjacent to LaSalle County. In terms of population, based on published statistics, LaSalle County (2020 population approximately 110,000) is the largest of the three counties (Bureau County, 2020 population approximately 33,000; Putnam County, 2020 population approximately 5,600). Our primary market area is predominately rural.

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area. To a significantly lesser extent, we also originate commercial real estate loans, multi-family mortgage loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. In addition, we offer electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer via Zelle®.

In recent years, we have increased, at a managed pace and consistent with what we believe to be conservative underwriting standards, our originations of higher yielding commercial real estate loans and commercial loans. We intend to continue that focus after the conversion and stock offering.

Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source.

At December 31, 2022, we had total assets of $174.1 million, total deposits of $152.7 million and total equity capital of $20.1 million. We had net income of $831,000 and $1.0 million for the years ended December 31, 2022 and 2021, respectively.

We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 1730 Fourth Street, Peru, Illinois 61354, and the telephone number at that address is (815) 223-4300. Our website address is www.perufederalsavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Highlights of our current business strategy include:

•	continuing to focus on originating one- to four-family residential mortgage loans primarily for retention in our loan portfolio;

•	continuing to seek to grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans and commercial loans in an effort to increase loan portfolio yield;

•	maintaining our strong asset quality through conservative loan underwriting;

•	attracting and retaining customers in our market area and growing our low-cost “core” deposit base;

•	remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and

•	continuing to grow primarily through organic growth while also considering branching opportunities should they arise.

Commercial real estate loans and commercial loans have higher credit risk than one- to four-family residential mortgage loans. See “Risk Factors – Risks Related to Our Lending Activities – Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations” and “Business of Peru Federal – Loan Underwriting Risks.”

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors.

See “Business of Peru Federal” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Peru Federal by purchasing shares of common stock of PFS Bancorp.

At December 31, 2022, Peru Federal was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position to support expected future growth and profitability.

See “The Conversion and Stock Offering” for a more complete discussion of our reasons for conducting the conversion and stock offering.

Terms of the Stock Offering

PFS Bancorp is offering for sale between 1,360,000 shares and 1,840,000 shares of common stock to eligible depositors of Peru Federal and to Peru Federal’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 2,116,000 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 2,116,000 shares or decreased to fewer than 1,360,000 shares, or the stock offering is extended beyond July 31, 2023, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended beyond July 31, 2023, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum. If the number of shares offered for sale is increased to more than 2,116,000 shares or decreased to less than

1,360,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.10% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. KBW, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

Important Risks in Owning PFS Bancorp’s Common Stock

Before you order shares of our common stock, you should read the “Risk Factors” section beginning on page 13 of this prospectus.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

The amount of common stock PFS Bancorp is offering for sale is based on an independent appraisal of the estimated pro forma market value of PFS Bancorp, assuming the conversion and stock offering are completed. Feldman Financial Advisors, Inc., referred to as “Feldman Financial” throughout this prospectus, our independent appraiser, has estimated that, as of February 21, 2023, as updated as of April 10, 2023, this market value was $16.4 million (inclusive of the value of the 40,000 shares of common stock to be contributed to the charitable foundation valued at $10.00 per share). Based on OCC regulations, this market value forms the midpoint of a valuation range with a minimum of $14.0 million and a maximum of $18.8 million. Based on this valuation and the $10.00 per share purchase price and excluding the 40,000 shares to be contributed to the charitable foundation, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 1,360,000 shares to a maximum of 1,840,000 shares. We may sell up to 2,116,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The independent appraisal is based in part on Peru Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of 12 publicly traded thrift holding companies with total assets ranging from $263.3 million to $823.7 million as of December 31, 2022 that Feldman Financial considers comparable to PFS Bancorp. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by Feldman Financial resulted in each of the peer group companies having total assets greater than Peru Federal’s asset size. The peer group also exhibited moderately higher profitability and capital levels than Peru Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Peru Federal provided for a meaningful basis of comparison for valuation pricing purposes. When preparing the independent appraisal, Feldman Financial made downward adjustments for earnings growth and viability, market area, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for earnings growth and viability was prompted by Peru Federal’s lower net interest margin and less favorable efficiency ratio as compared to the overall peer group companies. The downward adjustment for market area reflected the less favorable demographic measures for Peru Federal’s primary market area regarding unemployment rates, population growth and household income levels compared to the primary market areas of the peer group companies. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. For additional information, including the list of peer group companies, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the peer group companies and for PFS Bancorp (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. See “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on PFS Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2023. The peer group ratios are based on financial data as of December 31, 2022 and stock prices as of April 10, 2023. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 25.5% on a price-to-core earnings basis and a discount of 36.4% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
PFS Bancorp (pro forma basis, assuming completion of the conversion and stock offering) (2):
Adjusted Maximum	17.24	x	57.47%	57.47%
Maximum	15.38	x	53.59%	53.59%
Midpoint	13.70	x	49.73%	49.73%
Minimum	11.90	x	45.35%	45.35%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	18.39	x	72.96%	78.24%
Median	18.52	x	76.92%	77.12%

(1)	Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”
(2)	Pro forma pricing ratios for PFS Bancorp calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended March 31, 2023. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, Feldman Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Stock Offering

Peru Federal will receive from PFS Bancorp a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that PFS Bancorp will invest approximately $6.1 million, $7.3 million, $8.5 million and $9.8 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, of the net proceeds from the stock offering in Peru Federal. From the remaining funds, PFS Bancorp intends to loan funds to Peru Federal’s employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering and contribute $100,000 in cash to the charitable foundation, and retain the remainder of the net proceeds from the stock offering. Assuming we sell 1,600,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $14.5 million, based on the above formula, we anticipate that PFS Bancorp will invest $7.3 million in Peru Federal, loan $1.3 million to Peru Federal’s employee stock ownership plan to fund its purchase of shares of common stock in the stock offering, contribute $100,000 to the charitable foundation, and retain the remaining $5.8 million of net proceeds.

PFS Bancorp may use the remaining funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Peru Federal intends to invest the net proceeds it receives from PFS Bancorp to fund new loans, enhance existing products and services, invest in securities, or for general corporate purposes.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at Peru Federal with aggregate balances of at least $50 as of the close of business on December 31, 2021.

(ii)	Second, to Peru Federal’s tax-qualified employee benefit plans (including its employee stock ownership plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. We expect the employee stock ownership plan to purchase up to 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation.

(iii)	Third, to depositors with accounts at Peru Federal with aggregate balances of at least $50 as of the close of business on March 31, 2023.

(iv)	Fourth, to depositors of Peru Federal as of the close of business on May 1, 2023.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois. If held, the community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which will be managed by KBW. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated community offering. Any determination to accept or reject stock orders in any community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 25,000 shares ($250,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering; or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations. If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 40,000 shares ($400,000) of common stock:

•	your spouse, or relatives of you or your spouse, who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 40,000 shares ($400,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

OCC regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the stock offering. Any request to purchase additional shares of common stock in the event the purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to OCC approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and any community offering, you may pay for your shares only by:

•	personal check, bank check or money order, from the purchaser, made payable to PFS Bancorp, Inc.;

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Peru Federal, other than individual retirement accounts (IRAs); or

•	cash.

Cash will only be accepted at Peru Federal’s main office and will be converted to a bank check. Please do not submit cash by mail.

Peru Federal, by law, is not permitted to lend funds to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Wire transfers will not be accepted. You may not submit a Peru Federal line of credit check for payment. You may not designate withdrawal from a Peru Federal account with check-writing privileges; rather, submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Peru Federal individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to PFS Bancorp, Inc. or authorization to withdraw funds from one or more of your Peru Federal deposit accounts, provided that the stock order form is received before 1:00 p.m., Central time, on June 15, 2023, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 1730 Fourth Street, Peru, Illinois. Hand-delivered stock order forms will be accepted only at this location. We will not accept stock order forms at the other office of Peru Federal. Do not mail stock order forms to any of Peru Federal’s offices.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your Peru Federal IRA or other retirement account. If you wish to use some or all of the funds in your Peru Federal IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but in no event less than two weeks before the June 15, 2023 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Peru Federal or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 155,000 shares ($1,550,000) of common stock in the stock offering, representing 11.1% of shares to be outstanding based on the sale of stock at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “– Limits on How Much Common Stock You May Purchase.” Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering. For more information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 1:00 p.m., Central time, on June 15, 2023, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 1:00 p.m., Central time. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central time, on June 15, 2023, whether or not we have been able to locate each person entitled to subscription rights. See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Expiration Date.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription rights priority than you do. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive valid orders for at least 1,360,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the stock offering beyond July 31, 2023.

If we extend the stock offering beyond July 31, 2023, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

The board of directors of Peru Federal has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved PFS Bancorp’s application to become the savings and loan holding company of Peru Federal. We cannot complete the conversion and stock offering unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of Peru Federal (depositors of Peru Federal). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for June 29, 2023;

•	We sell at least 1,360,000 shares of common stock, which is the minimum of the offering range; and

•	We receive the final approval required from the OCC to complete the conversion and stock offering and the final approval required from the Federal Reserve Board with respect to PFS Bancorp’s holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the conversion and stock offering, our board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We anticipate that the common stock sold in the stock offering will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. See “Market for the Common Stock.” KBW has advised us that it intends to make a market in our common stock following the stock offering, but is under no obligation to do so. See ”Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of PFS Bancorp sold in the stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they have purchased, even though trading in the common stock will have begun. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Feldman Financial will update its independent appraisal before we complete the stock offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 2,116,000 shares in the stock offering without further notice to you. If our pro forma market value at that time is either below $15.3 million or above $23.8 million, then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.10% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Stock Offering

We may terminate the stock offering at any time before the special meeting of members of Peru Federal that has been called to vote on the conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Peru Federal’s employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the sum of the shares of common stock that we sell in the stock offering and contribute to the charitable foundation. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the sum of the shares of common stock that we sell in the stock offering and contribute to the charitable foundation. This would reduce the number of shares available for allocation to eligible depositors of Peru Federal. For further information, see “Management – Executive Compensation – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion according to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the stock offering Peru Federal has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation, or up to 75,200 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation, or up to 188,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 263,200 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Peru Federal has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	112,000	150,400	8.00%	n/a (3)	$1,120,000	$1,504,000
Stock awards	56,000	75,200	4.00	3.85%	560,000	752,000
Stock options	140,000	188,000	10.00	9.09%	569,800	765,160
Total	308,000	413,600	22.00%	12.28%	$2,249,800	$3,021,160

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.07 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.88%; and a volatility rate of 20.27%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

PFS Bancorp and Peru Federal have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors of Peru Federal upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. PFS Bancorp and Peru Federal have also received an opinion of Wipfli LLP, tax advisors to PFS Bancorp and Peru Federal, regarding the material Illinois state income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to PFS Bancorp, Peru Federal, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

Our Contribution of Cash and Shares of Common Stock to the Peru Federal Savings Charitable Foundation, Inc.

To further our commitment to our local community, we intend to establish and fund a charitable foundation, known as the Peru Federal Savings Charitable Foundation, Inc., as part of the conversion and stock offering. Assuming we receive both regulatory approval and the approval of the members of Peru Federal, we intend to contribute to the charitable foundation 40,000 shares of common stock and $100,000 in cash, for an aggregate contribution of $500,000 based on the $10.00 per share purchase price.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit. As a result of the contribution, we expect to record an after-tax expense of approximately $358,000 during the quarter in which the conversion and stock offering is completed.

The amount of common stock that we would offer for sale would be greater if the conversion and stock offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the stock offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2023,” and “Risk Factors – Risks Related to the Charitable Foundation – Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at 1-(800) 945-8598 (toll-free). The Stock Information Center is accepting telephone calls Monday through Friday between 9:00 a.m. and 3:00 p.m., Central time, excluding bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Lending Activities

Our commercial real estate loans and agricultural real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2022, commercial real estate loans totaled $16.4 million, or 19.2% of our loan portfolio, of which $1.6 million were agricultural real estate loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Agricultural real estate loans have risks similar to commercial real estate loans in that their repayment depends primarily on the successful operation of the underlying farm. We intend to increase our commercial real estate and agricultural real estate loan portfolios and as they increase, the corresponding risks and potential for losses from these loans may also increase.

Our construction and land development loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2022, construction and land development loans totaled $1.5 million, or 1.8% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our commercial loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2022, commercial loans totaled $2.1 million, or 2.5% of our loan portfolio. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Further, any collateral securing commercial loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Our consumer loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2022, consumer loans totaled $2.8 million, or 3.3% of our loan portfolio. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial business loans, as well as any future credit deterioration, could require us to increase our allowance for loan losses in the future. Material additions to our allowance would materially decrease our net income.

Effective January 1, 2023, the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, accounting standard became effective for Peru Federal and other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL will require us to change the current method of providing allowances for loan losses that are incurred or probable, which will likely require us to increase our allowance for loan losses and increase the types of data we will need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may decide to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to Market Interest Rates

The reversal of the historically low interest rate environment is likely to adversely affect our net interest income and profitability.

The Federal Reserve Board decreased benchmark interest rates significantly, to near zero, in response to the COVID-19 pandemic. The Federal Reserve Board has reversed its policy of near zero interest rates given the rise in inflation. As discussed below, the increase in market interest rates is expected to have an adverse effect on our net interest income and profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

A substantial portion of our loans are fixed-rate loans. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on deposits and our other liabilities. As a result of rising interest rates, we have experienced a shift in deposits from lower-cost savings, NOW and money market accounts to higher-cost certificates of deposit. For further information about this shift in deposits, see “Business of Peru Federal – Sources of Funds – Deposits.” Generally, in a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates.

Furthermore, the historically low interest rate environment in recent periods has contributed significantly to our loan growth, particularly in one- to four-family residential mortgage loans where refinance volume has been relatively high. The increase in market interest rates that we are now experiencing is likely to reduce our loan origination volume, particularly refinance volume, and/or reduce our interest rate spread, which would have a material adverse effect on our profitability and results of operations. We have experienced reduced refinance volume due to the rise in market interest rates. However, the low supply of homes for sale in our primary market area has generated purchase money mortgage loan demand, which has resulted in an increase in our one- to four-family residential mortgage loan portfolio from December 31, 2021 to December 31, 2022, as disclosed under “Business of Peru Federal – Lending Activities – Loan Portfolio Composition.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates may also negatively affect the value of our assets, including the value of our available-for-sale investment securities which generally decreases when market interest rates rise, and ultimately affect our earnings. During the year ended December 31, 2022, we incurred $5.2 million in net unrealized losses on available-for-sale investment securities caused by the increase in market interest rates during the period.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity, or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At December 31, 2022, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 19.01% decrease in EVE and a 3.27% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Peru Federal is subject to extensive regulation, supervision and examination by the OCC. PFS Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and the depositors of Peru Federal rather than the protection of PFS Bancorp’s stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

PFS Bancorp qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, PFS Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, PFS Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there have been market indicators of a pronounced rise in inflation and the Federal Reserve Board has indicated its intention to raise certain benchmark interest rates in an effort to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area, which is predominately rural. Consequently, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher than expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition. According to published data, our market area has not experienced any material declines in real estate values during the last year or any material increase in the number of foreclosure proceedings.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Peru Federal – Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our Board of Directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Peru Federal has a standing Information Technology Committee, consisting of the President, Chief Executive Officer and Chief Financial Officer, the Chief Operations Officer, and the Information Technology Officer. The committee meets every other month, or more frequently if needed, and reports to the Board of Directors after each meeting. Peru Federal also engages outside consultants to support its cybersecurity efforts. Aside from the President, Chief Executive Officer and Chief Financial Officer and the Chief Operations Officer, both of whom are directors of Peru Federal, the other directors of Peru Federal do not have significant experience in cybersecurity risk management in other business entities comparable to Peru Federal.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations, particularly our President and Chief Executive Officer who also serves as our Chief Financial Officer. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not maintain “key-person” life insurance on any member of our senior management team. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to depend more on these sources, which may include Federal Home Loan Bank of Chicago advances, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as in preparing the periodic reports PFS Bancorp will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion and stock offering, including PFS Bancorp’s consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of mortgage servicing rights, and the fair value of financial instruments.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

We will have a relatively high capital level after the completion of the stock offering. We expect our return on equity to be low following the conversion and stock offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was 3.99% for the year ended December 31, 2022 and 4.29% for the year ended December 31, 2021. Our average equity to average assets was 11.49% for the year ended December 31, 2022, and 12.98% for the year ended December 31, 2021. Our total equity capital was $20.1 million at December 31, 2022. Assuming the completion of the conversion and stock offering, our pro forma consolidated stockholders’ equity at December 31, 2022 is estimated to be between $30.6 million at the minimum of the offering range and $37.3 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital including the additional capital from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the completion of the conversion and stock offering. Our ability to increase earnings organically is relatively limited primarily given our small size and the demographics of our market area. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, we expect that our return on equity will be low, which may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of PFS

Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Upon completion of the conversion and stock offering, we expect our common stock will be quoted on the OTCQB Market. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our employee stock ownership plan, by our directors and executive officers and by the charitable foundation, and which is used as a measure of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of any changes in the stock price immediately following the stock offering.

A statement reflecting ownership of the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the stock offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the stock offering.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 155,000 shares of common stock in the stock offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the sum of the shares sold in the stock offering and contributed to the charitable foundation. As a result, upon consummation of the conversion and stock offering, an aggregate up to 267,000 shares, or 19.1%, and 305,400 shares, or 16.2%, of our outstanding common stock would be held by our directors and executive officers and their associates and by our employee stock ownership plan based on the minimum and maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the conversion and stock offering following the receipt of stockholder approval. The articles of incorporation and bylaws of PFS Bancorp contain supermajority voting provisions that require that the holders of at least 80% of PFS Bancorp’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of PFS Bancorp’s articles of incorporation and bylaws. If our directors and executive officers and their associates and benefit plans hold more than 20% of our outstanding common stock following the completion of the conversion and stock offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such action could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of PFS Bancorp, see “Restrictions on Acquisition of PFS Bancorp.”

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $6.1 million and $8.5 million of the net proceeds of the stock offering (or $9.8 million at the adjusted maximum of the offering range) to Peru Federal. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering and to contribute cash to the charitable foundation. Peru Federal may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan and contributing cash to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion and stock offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion and stock offering, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the sum of the number of shares of our common stock sold in the stock offering and contributed to the charitable foundation. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion and stock offering, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $416,000 ($335,000 after-tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further information, see “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the sum of the shares sold in the stock offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion and stock offering, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

The implementation of new stock-based benefit plans is subject to stockholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion and stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of PFS Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of PFS Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of PFS Bancorp” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of PFS Bancorp provide that, unless PFS Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PFS Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PFS Bancorp to PFS Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with PFS Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase PFS Bancorp common stock in the subscription offering or in any community offering after you send us your stock order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of any syndicated community offering. Because the completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond July 31, 2023, or the number of shares to be sold in the stock offering is decreased to fewer than 1,360,000 shares or increased to more than 2,116,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2023.

We intend to establish and fund a charitable foundation in connection with the conversion and stock offering. We intend to contribute $100,000 in cash and 40,000 shares of common stock of PFS Bancorp, for an aggregate contribution of $500,000 based on the $10.00 per share purchase price, to the charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $358,000.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA OF PERU FEDERAL

The following tables set forth selected historical financial and other data of Peru Federal at the dates and for the periods indicated. The information at and for the years ended December 31, 2022 and 2021 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At December 31,
	2022	2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$174,134	$185,556
Cash and cash equivalents	12,561	21,542
Available-for-sale debt securities	63,329	71,705
Held-to-maturity debt securities	3,146	3,054
Loans, net	84,916	80,840
Premises and equipment, net	2,150	2,159
Federal Home Loan Bank stock	347	330
Cash surrender value of bank owned life insurance	3,783	3,696
Total deposits	152,707	155,912
Federal Home Loan Bank advances	—	5,000
Total equity capital	20,139	23,440

	For the Years Ended December 31,
	2022	2021

	(In thousands)
Selected Operating Data:
Total interest and dividend income	$4,803	$4,584
Total interest expense	640	611
Net interest income	4,163	3,973
Provision (credit) for loan losses	61	(6)
Net interest income after provision (credit) for loan losses	4,102	3,979
Total noninterest income	509	660
Total noninterest expense	3,625	3,362
Income before income taxes	986	1,227
Provision for income taxes	155	275
Net income	$831	$1,002

	At or For the Years Ended December 31,
	2022	2021
Performance Ratios:
Return on average assets	0.46%	0.56%
Return on average equity	3.99	4.29
Interest rate spread (1)	2.35	2.19
Net interest margin (2)	2.42	2.28
Noninterest expense as a percentage of average assets	2.00	1.87
Efficiency ratio (3)	78.62	72.47
Average interest-earning assets as a percentage of average interest-bearing liabilities	121.47	125.27

Capital Ratios:
Average equity as a percentage of average assets	11.5%	13.0%
Total capital as a percentage of risk-weighted assets	28.7	28.8
Tier 1 capital as a percentage of risk-weighted assets	28.1	28.1
Common equity Tier 1 capital as a percentage of risk-weighted assets	28.1	28.1
Tier 1 capital as a percentage of average assets	13.8	12.6

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.64%	0.70%
Allowance for loan losses as a percentage of non-performing loans	87.16	72.32
Allowance for loan losses as a percentage of non-accrual loans	464.10	211.57
Non-accrual loans as a percentage of total loans	0.14	0.33
Net recoveries (charge-offs) as a percentage of average outstanding loans	(0.01)	—
Non-performing loans as a percentage of total loans	0.73	0.98
Non-performing loans as a percentage of total assets	0.36	0.43
Total non-performing assets as a percentage of total assets	0.36	0.43

Other Data:
Number of offices	2	2
Number of full-time employees	23	22
Number of part-time employees	3	3

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical consolidated financial information and other data of Peru Federal at the dates and for the periods indicated. The information at March 31, 2023 and for the three months ended March 31, 2023 and 2022 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results of operations that may be expected for the entire year. The information at December 31, 2022 is derived from, and should be read together with, the consolidated financial statements and related notes beginning on page F-1 of this prospectus.

	At March 31, 2023	At December 31, 2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$179,066	$174,134
Cash and cash equivalents	17,822	12,561
Available-for-sale debt securities	61,348	63,329
Held-to-maturity debt securities	5,841	3,146
Loans, net	83,752	84,916
Premises and equipment, net	2,124	2,150
Federal Home Loan Bank stock	347	347
Cash surrender value of bank owned life insurance	3,806	3,783
Total deposits	157,470	152,707
Federal Home Loan Bank advances	—	—
Total equity capital	20,402	20,139

	For the Three Months Ended March 31,
	2023	2022

	(In thousands)
Selected Operating Data:
Total interest and dividend income	$1,417	$1,096
Total interest expense	317	120
Net interest income	1,100	976
Provision (credit) for loan losses	5	37
Net interest income after provision (credit) for loan losses	1,095	939
Total noninterest income	149	153
Total noninterest expense	984	841
Income before income taxes	260	251
Provision for income taxes	47	45
Net income	$213	$206

	At or For the Three Months Ended March 31,
	2023	2022
Performance Ratios (1):
Return on average assets	0.49%	0.44%
Return on average equity	4.21	3.58
Interest rate spread (2)	2.48	2.11
Net interest margin (3)	2.65	2.18
Noninterest expense as a percentage of average assets	2.24	1.79
Efficiency ratio (4)	78.77	74.49
Average interest-earning assets as a percentage of average interest-bearing liabilities	121.03	123.69

Capital Ratios:
Average equity as a percentage of average assets	11.5%	12.3%
Total capital as a percentage of risk-weighted assets	28.7	27.7
Tier 1 capital as a percentage of risk-weighted assets	28.0	27.0
Common equity Tier 1 capital as a percentage of risk-weighted assets	28.0	27.0
Tier 1 capital as a percentage of average assets	13.7	12.4

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.71%	0.73%
Allowance for loan losses as a percentage of non-performing loans	31.42	73.12
Allowance for loan losses as a percentage of non-accrual loans	39.59	200.66
Non-accrual loans as a percentage of total loans	1.81	0.36
Net recoveries (charge-offs) as a percentage of average outstanding loans	—	—
Non-performing loans as a percentage of total loans	2.27	1.00
Non-performing loans as a percentage of total assets	1.07	0.44
Total non-performing assets as a percentage of total assets	1.07	0.44

Other Data:
Number of offices	2	2
Number of full-time employees	23	22
Number of part-time employees	2	4

(1)	Performance ratios are annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at March 31, 2023 and December 31, 2022

Total Assets. Total assets increased $4.9 million, or 2.8%, since December 31, 2022. The increase was primarily comprised of an increase in cash and cash equivalents of $5.1 million and an increase of $2.7 million in held-to-maturity investment securities, which were partially offset by a decrease in available-for-sale investment securities of $2.0 million and a decrease in net loans of $1.2 million.

Cash and Due from Banks. Cash and due from banks increased by $5.1 million, or 40.2%, to $17.8 million at March 31, 2023, compared to $12.7 million at December 31, 2022. This increase was primarily due to an increase of deposits, paydowns of loan balances and available-for-sale investment securities, which were partially invested in held-to-maturity investment securities.

Available-for-Sale Investment Securities. Available-for-sale investment securities decreased by $2.0 million, or 3.1%, since December 31, 2022. The decline was a result of maturities and principal payments on mortgage-backed securities and collateralized mortgage obligation securities. No purchases of available-for-sale securities occurred during the quarter ended March 31, 2023. The market value adjustment on available-for-sale investment securities improved $126,000 during the quarter from $5.1 million at December 31, 2022 to $5.0 million at March 31, 2023.

Held-to-Maturity Investment Securities. Held-to-maturity investment securities increased by $2.7 million, or 85.7%, from $3.1 million at December 31, 2022 to $5.8 million at March 31, 2023. This increase was the result of purchases of certificates of deposits during the current quarter with an average yield of 4.92% and a duration of 3.4 years.

Loans, Net. Net loans decreased $1.1 million to $83.8 million at March 31, 2023 compared to $84.9 million at December 31, 2022. Although loan demand was down during the quarter due primarily to the increase in market interest rates, the decline in net loans was primarily due to normal loan repayments. Residential one- to four-family mortgage loans decreased $531,000, or 0.9%, from $61.1 million at December 31, 2022 to $60.6 at March 31, 2023. Commercial real estate loans decreased $297,000, or 1.8%, from $16.4 million at December 31, 2022 to $16.1 million at March 31, 2023. Multifamily loans decreased $12,000, or 0.8%, from $1.5 million at December 31, 2022 to $1.5 million at March 31, 2023. Construction and land development loans decreased by $298,000, or 19.6%, from $1.5 million at December 31, 2022 to $1.2 million at March 31, 2023. Commercial loans increased $131,000 from $2.1 million at December 31, 2022 to $2.2 million at March 31, 2023. Consumer loans decreased $116,000, or 4.1%, from $2.8 million at December 31, 2022 to $2.7 million at March 31, 2023.

During the three months ended March 31, 2023, we originated $2.1 million in loans represented by $211,000 in one-to four-family residential mortgage loans, $480,000 in commercial real estate loans, $430,000 in construction and land development loans, $469,000 in commercial loans and $510,000 in consumer loans.

Effective January 1, 2023, we adopted ASU 2016-13, Financial Instruments-Credit Losses, which requires the recognition of credit losses using the current expected credit loss model (CECL). We have chosen to estimate our expected credit losses utilizing the weighted-average remaining maturity (WARM) approach. Utilizing the WARM approach and based on December 31, 2022 loan information, we were required to increase the allowance for loan losses by $55,000, or 9.9%, from $543,000 as of December 31, 2022 to $598,000 as of January 1, 2023.

Deposits. Deposits increased to $157.5 million, an increase of $4.8 million, or 3.1%, from $152.7 million at December 31, 2022. Non-maturity deposits declined $1.8 million while time deposits increased by $6.6 million as a result of increased market interest rates. The majority of the time deposit increase was into certificates of deposit with maturities of less than one year. At March 31, 2023, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000) was $19.6 million (of which $11.6 million were preferred deposits with debt securities pledged against such deposits) and the aggregate amount of all uninsured time deposits was $6.2 million.

Borrowings. There were no borrowing outstanding at either March 31, 2023 or December 31, 2022. At March 31, 2023, Peru Federal had access to up to $45.5 million of advances from the Federal Home Loan Bank of Chicago compared to $46.2 million at December 31, 2022. At March 31, 2023 and December 31, 2022, Peru Federal also had a $4.0 million line of credit with a correspondent bank, with no outstanding balance at either date.

Total Equity Capital. Total equity capital was $20.4 million as of March 31, 2023, an increase of $263,000 or 1.3%, from $20.1 million at December 31, 2022. The increase is a result of improved accumulated other comprehensive income and net income. During the quarter ended March 31, 2023, we adopted CECL resulting in an increase to the allowance for loan losses of $55,000. This adjustment, net of tax, resulted in a negative adjustment of $39,000 to retained earnings.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At March 31,	For the Three Months Ended March 31,
	2023	2023			2022
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	4.81%	$15,335	$148	3.85%	$23,568	$5	0.08%
Available-for-sale debt securities	2.40	62,365	376	2.41	71,217	285	1.60
Held-to-maturity debt securities	3.79	3,517	27	3.10	2,946	15	2.10
Equity securities		88	3	3.40	112	2	1.78%
Loans, net	4.14	84,312	860	4.08	81,344	787	3.87
Federal Home Loan Bank stock		347	3	3.53	330	2	3.12
Total interest-earning assets	3.56%	165,964	1,417	3.41%	179,517	1,096	2.44%
Noninterest-earning assets		9,548			8,076
Total assets		$175,512			$187,593

Interest-bearing liabilities:
Regular savings deposits	0.09%	$35,528	17	0.19%	$37,158	17	0.19%
NOW savings deposits	0.23	22,424	10	0.17	27,417	6	0.08
Money market deposits	1.22	27,322	71	1.04	29,295	16	0.22
Time deposits	2.13	51,853	219	1.69	46,267	81	0.70
Total interest-bearing deposits	1.14%	137,127	317	0.93%	140,137	120	0.34%
Federal Home Loan Bank advances		—	—	—	5,000	—	—
Other interest-bearing liabilities		—	—	—	—	—	—
Total interest-bearing liabilities	1.14%	137,127	317	0.93%	145,137	120	0.33%
Noninterest-bearing demand deposits		16,936			18,352
Other noninterest-bearing liabilities		1,191			1,092
Total liabilities		155,254			$164,581
Total equity capital		20,258			23,012
Total liabilities and equity capital		175,512			$187,593
Net interest income			$1,100			$976
Net interest rate spread (1)	2.42%			2.48%			2.11%
Net interest-earning assets (2)		$28,837			$34,380
Net interest margin (3)				2.65%			2.18%
Average interest-earning assets to interest-bearing liabilities		121.03%			123.69%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Three Months Ended March 31, 2023 and 2022

General. Net income for the three months ended March 31, 2023 was $213,000, an increase of $7,000 or 3.4%, compared to $206,000 for the three months ended March 31, 2022.

Interest Income. Interest income for the three months ended March 31, 2023 increased by $321,000, or 29.2%, from $1.1 million for the three months ended March 31, 2022 to $1.4 million for the three months ended March 31, 2023. This increase is a result of a 9.3% increase in loan interest and fees, a 34.33% increase in interest from investments, and a 2,860% increase in interest on cash and cash equivalents.

The average balance of loans during the three months ended March 31, 2023, increased by $3.0 million, or 3.6%, from the average balance for the three months ended March 31, 2022, while the average yield on loans increased 21 basis points to 4.08% for the three months ended March 31, 2023, from 3.87% for the three months ended March 31, 2022. The increase in average yield on loans was due to the increase in the interest rate environment.

The average balance of available-for-sale debt securities decreased by $8.8 million, or 12.4%, to $62.4 million for the three months ended March 31, 2023, from $71.2 million for the three months ended March 31, 2022 while the average yield on available-for-sale debt securities increased by 81 basis points to 2.41% for the three months ended March 31, 2023, from 1.60% for the three months ended March 31, 2022. This increase in yield resulted from the rising interest rate environment as well as the sale of lower yielding investments in December 2022 and the purchase of higher yielding securities during December 2022.

The average balance of held-to-maturity debt securities increased by $571,000, or 19.4%, to $3.5 million for the three months ended March 31, 2023, from $2.9 million for the three months ended March 31, 2022, while the average yield on held-to-maturity debt securities increased 100 basis points to 3.1% for the three months ended March 31, 2023, from 2.1% for the three months ended March 31, 2022. This increase in yield resulted from the rising interest rate environment.

Interest Expense. Total interest expense for the three months ended March 31, 2023 increased $197,000, or 164.17%, to $317,000 for the three months ended March 31, 2023 from $120,000 for the three months ended March 31, 2022. This increase is a result of the rising rate environment and consumer shift from transactional accounts to higher cost time deposits.

The average balance of regular savings deposits decreased by $1.7 million, or 4.4%, to $35.5 million for the three months ended March 31, 2023, from $37.2 million for the three months ended March 31, 2022, while the average rate on regular savings deposits remained at 0.19% for the three months ended March 31, 2023, and for the three months ended March 31, 2022.

The average balance of NOW savings deposits decreased by $5.0 million, or 18.2%, to $22.4 million for the three months ended March 31, 2023, from $27.4 million for the three months ended March 31, 2022, while the average rate on NOW savings deposits increased from 0.17% for the three months ended March 31, 2023, from 0.08% for the three months ended March 31, 2022. This increase in average rate resulted from the rising interest rate environment.

The average balance of money market deposits decreased by $2.0 million, or 6.7%, to $27.3 million for the three months ended March 31, 2023, from $29.3 million for the three months ended March 31, 2022, while the average rate on money market deposits increased 82 basis points to 1.04% for the three months ended March 31, 2023, from 0.22% for the three months ended March 31, 2022. This increase in rate resulted from the rising interest rate environment.

The average balance of time deposits increased by $5.6 million, or 12.1%, to $51.9 million for the three months ended March 31, 2023, from $46.3 million for the three months ended March 31, 2022, while the average rate on time deposits increased 99 basis points to 1.69% for the three months ended March 31, 2023, from 0.70% for the three months ended March 31, 2022. This increase in rate resulted from the rising interest rate environment.

Net Interest Income. For the three months ended March 31, 2023, net interest income was $1.1 million, an increase of $124,000 or 12.7%, from the $976,000 in net interest income for the three months ended March 31, 2022. The increase was due to an increase in net interest rate spread to 2.48% for the three months ended March 31, 2023 from 2.11% for the three months ended March 31, 2022, while average net interest earning assets decreased by $5.6 million, or 16.1%, to $28.8 for the three months ended March 31, 2023 from $34.4 million for the three months ended March 31, 2022.

Provision (Credit) for Loan Losses. We adopted CECL as of January 1, 2023 resulting in an increase to the allowance for loan losses of $55,000, which was adjusted through retained earnings, net of tax. For the three months ended March 31, 2023, the provision for loan losses was $5,000 compared to $37,000 for the three months ended March 31, 2022. The allowance for loan losses was $603,000, or 0.71% of total loans, as of March 31, 2023, compared to $604,000, or 0.73% of total loans, as of March 31, 2022.

Noninterest Income. Noninterest income decreased $4,000, or 2.6%, to $149,000 for the three months ended March 31, 2023 compared to $153,000 for the three months ended March 31, 2022. Customer service fee income increased $12,000 period-to-period while the realized gain on loan sales declined by $16,000 period-to-period.

Noninterest Expense. Noninterest expense increased $143,000, or 17.0%, to $984,000 for the three months ended March 31, 2023 from $841,000 for the three months ended March 31, 2022. During the three months ended March 31, 2023, additional professional fees of $50,000 were incurred as a result of our audit being conducted to meet Public Company Accounting Oversight Board audit standards, a $25,000 charitable donation was made to a local not-for-profit organization, and approximately $20,000 of additional compensation as a result of training related to an employee retirement.

Provision for Income Taxes. The provision for income taxes increased $2,000, or 4.4%, to $47,000 for the three months ended March 31, 2023 compared to $45,000 for the three months ended March 31, 2022. The increase was a primarily due to a $9,000, or 3.6%, increase in pretax income.

Loan Matter Requiring Attention

As disclosed in note 19 of the notes to consolidated financial statements, Peru Federal has a $1.3 million participation loan in which the lead bank notified Peru Federal in February 2023 of the borrowers’ deteriorating financial position and consideration of a Chapter 11 bankruptcy. Peru Federal holds two loans, one with a principal balance approximately of $905,000 representing a 10.3% participant interest, secured by commercial real estate, and the other with a principal of approximately $396,000 representing a 25% participant interest, secured by commercial real estate. Once notified of the borrowers’ deteriorating financial position and the potential for a Chapter 11 bankruptcy, Peru Federal moved the two loans to non-accrual status and classified the loans as substandard.

During the quarter ended March 31, 2023, the lead bank notified participant banks that the borrower has entered into a non-disclosure agreement with several larger entities to be acquired. The following updated information has been obtained on these two participant loans:

Loan 1:	The collateral value for the $905,000 loan at origination was $23.9 million with the appraisal dated as of August 12, 2015. The updated appraisal received on March 20, 2023, shows an as-is operating value of $19.1 million. Peru Federal owns 10.3% of this participation loan. Therefore, Peru Federal believes that its collateral value of $2.0 million, less estimated selling costs, would be sufficient to cover the outstanding loan balance, and, therefore, no reserve is warranted as of March 31, 2023.

The appraised value is based on the continued operations of the facility and with the borrower currently in negotiations with several larger entities, Peru Federal believes that the borrower will make every effort to keep operations going to retain customers and staff. In the event of a facility closure, the appraised value of the collateral would decline to approximately $3.4 million, with Peru Federal’s share of the collateral being $350,000, and Peru Federal currently estimates that it may incur a charge-off of approximately $600,000.

Loan 2:	The outstanding balance on this note is approximately $396,000. Peru Federal has received the updated appraisal as of March 27, 2023, showing a value of $3.6 million. Peru Federal owns 25% of this loan and, therefore, its share of the collateral is $915,000. Given the $396,000 balance owned by Peru Federal in relation to the appraised value of $3.6 million, Peru Federal has determined that no reserve is warranted as of March 31, 2023.

Recent Industry Events

In March 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate and its wind down operations and Silicon Valley Bank, Santa Clara, California, and Signature Bank, New York, New York, both failed and the Federal Deposit Insurance Corporation was named receiver of both banks. These events at these large regional banks led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions.

Notably, the failures of Silicon Valley Bank and Signature Bank were not generally related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long term assets with short term deposits, and unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space. These industries have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had high levels of uninsured deposits, which are generally a less stable source of funds than insured deposits. Silicon Valley Bank, in particular, experienced a severe lack of liquidity, forcing it to sell long term investment securities at significant losses. Ultimately, it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

Peru Federal’s business differs significantly from that of Silvergate Bank, Silicon Valley Bank and Signature Bank. As a community bank, Peru Federal’s business consists primarily of accepting deposits from the general public in its primary market area and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in its primary market area. Peru Federal is not exposed to cryptocurrency loans, deposits, or services, and is it involved in the venture capital or start-up industry. Peru Federal’s management believes that its interest rate risk, liquidity, and capital management practices are appropriate for Peru Federal. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations ‘’ Liquidity and Capital Resources” and “Business of Peru Federal” for additional information.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, which are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	our ability to maintain adequate liquidity, primarily through deposits;

•	fluctuations in real estate values and in the conditions of the residential real estate, commercial real estate, and agricultural real estate markets;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of our financial instruments, or our level of loan originations, or increase the level of defaults, losses and prepayments within our loan portfolio;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $12.1 million and $16.9 million, or $19.7 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	1,360,000 Shares		1,600,000 Shares		1,840,000 Shares		2,116,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$13,600		$16,000		$18,400		$21,160
Less: offering expenses	1,500		1,500		1,500		1,500
Net offering proceeds (2)	$12,100	100.0%	$14,500	100.0%	$16,900	100.0%	$19,660	100.0%

Distribution of net proceeds:
To Peru Federal	$6,050	50.0%	$7,250	50.0%	$8,450	50.0%	$9,830	50.0%
To fund cash contribution to charitable foundation	100	0.8	100	0.7	100	0.6	100	0.5
To fund loan to employee stock ownership plan	$1,120	9.3	$1,312	9.0	$1,504	8.9	$1,725	8.8
Retained by PFS Bancorp	$4,830	39.9%	$5,838	40.3%	$6,846	40.5%	$8,005	40.7%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Peru Federal will not result in the receipt of new funds for investment but will reduce Peru Federal’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.

PFS Bancorp intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering. It may also use the proceeds it retains from the stock offering:

•	to invest in securities consistent with our investment policy;

•	to repurchase shares of its common stock, in compliance with applicable regulatory requirements;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

Except for the loan to the employee stock ownership plan and the cash contribution to the charitable foundation, PFS Bancorp has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable OCC regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion and stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the OCC) or tax-qualified employee stock benefit plans.

Peru Federal will receive a capital contribution from PFS Bancorp equal to at least 50% of the net offering proceeds. Based on this formula, we anticipate that PFS Bancorp will contribute to Peru Federal $6.1 million, $7.3 million, $8.5 million and $9.8 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

Peru Federal may use the net proceeds it receives from the stock offering:

•	to fund new loans;

•	to invest in securities consistent with its investment policy;

•	to enhance existing products and services;

•	to expand its banking franchise by establishing or acquiring new branches as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire new branches; and

•	for other general corporate purposes.

Peru Federal has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Stock Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

PFS Bancorp expects to file a consolidated federal income tax return with Peru Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

PFS Bancorp’s articles of incorporation authorized the issuance of preferred stock. No shares of preferred stock will be issued in the conversion and stock offering. If we issue preferred stock in the future, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of PFS Bancorp – Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Peru Federal, because dividends from Peru Federal will be our primary source of income. OCC regulations impose limitations on dividends and other capital distributions by savings institutions like Peru Federal. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by Peru Federal to PFS Bancorp that would be deemed to be drawn out of Peru Federal’s bad debt reserves, if any, would require Peru Federal to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Peru Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

PFS Bancorp is a newly formed company and has never issued capital stock. Peru Federal, as a mutual institution, is not authorized to issue capital stock. PFS Bancorp expects that that its common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. KBW intends to make a market in our common stock, but is not obligated to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2022, Peru Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The following table sets forth the historical equity capital and regulatory capital of Peru Federal at December 31, 2022, and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes Peru Federal receives from PFS Bancorp $6.1 million, $7.3 million, $8.5 million and $9.8 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. See “How We Intend to Use the Proceeds from the Stock Offering.”

	Peru Federal at		Peru Federal Pro Forma at December 31, 2022 Based Upon the Sale in the Stock Offering of: (1)
	December 31, 2022		1,360,000 Shares		1,600,000 Shares		1,840,000 Shares		2,116,000 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity capital	$20,139	11.57%	$24,509	13.64%	$25,421	14.07%	$26,333	14.48%	$27,382	14.95%

Tier 1 leverage capital (3) (4)	$23,828	13.81%	$28,198	15.84%	$29,110	16.25%	$30,022	16.66%	$31,071	17.12%
Tier 1 leverage capital requirement	8,627	5.00	8,902	5.00	8,957	5.00	9,012	5.00	9,076	5.00
Excess	$15,201	8.81%	$19,296	10.84%	$20,153	11.25%	$21,010	11.66%	$21,995	12.12%

Tier 1 risk-based capital (3) (4)	$23,828	28.07%	$28,198	32.79%	$29,110	33.77%	$30,022	34.74%	$31,071	35.84%
Tier 1 risk-based capital requirement	6,791	8.00	6,879	8.00	6,897	8.00	6,914	8.00	6,935	8.00
Excess	$17,037	20.07%	$21,319	24.79%	$22,213	25.77%	$23,108	26.74%	$24,136	27.84%

Total risk-based capital (3) (4)	$24,371	28.71%	$28,741	33.42%	$29,653	34.40%	$30,565	35.36%	$31,614	36.47%
Total risk-based capital requirement	8,489	10.00	8,599	10.00	8,621	10.00	8,643	10.00	8,668	10.00
Excess	$15,882	18.71%	$20,142	23.42%	$21,032	24.40%	$21,922	25.36%	$22,946	26.47%

Common equity Tier 1 risk-based capital (3) (4)	$23,828	28.07%	$28,198	32.79%	$29,110	33.77%	$30,022	34.74%	$31,071	35.84%
Common equity Tier 1 risk-based capital requirement	5,518	6.50	5,589	6.50	5,604	6.50	5,618	6.50	5,634	6.50
Excess	$18,310	21.57%	$22,609	26.29%	$23,506	27.27%	$24,404	28.24%	$25,437	29.34%

Reconciliation of capital infused into Peru Federal:
Proceeds to Peru Federal			$6,050		$7,250		$8,450		$9,830
Less: Common stock acquired by employee stock ownership plan			(1,120)		(1,312)		(1,504)		(1,725)
Less: Common stock acquired by stock-based incentive plan			(560)		(656)		(752)		(862)
Pro forma increase			$4,370		$5,282		$6,194		$7,243

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation with funds to be lent by PFS Bancorp and that the stock-based equity plan purchases 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of PFS Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Peru Federal at December 31, 2022 and the pro forma consolidated capitalization of PFS Bancorp at the same date after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

	Peru Federal at	PFS Bancorp Pro Forma at December 31, 2022 Based on the Sale in the Stock Offering at $10.00 per Share of:
	December 31, 2022	1,360,000 Shares	1,600,000 Shares	1,840,000 Shares	2,116,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Deposits (2)	$152,707	$152,707	$152,707	$152,707	$152,707
Borrowings	—	—	—	—	—
Total deposits and borrowings	$152,707	$152,707	$152,707	$152,707	$152,707

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 14,000,000 shares authorized; shares to be issued as shown (3)	—	14	16	19	22
Additional paid-in capital (4)	—	12,486	14,884	17,281	20,038
Retained earnings (5)	23,828	23,828	23,828	23,828	23,828
Accumulated other comprehensive income (loss)	(3,689)	(3,689)	(3,689)	(3,689)	(3,689)

Less:
Stock contribution to charitable foundation (after-tax)	—	(286)	(286)	(286)	(286)
Cash contribution to charitable foundation (after-tax)	—	(72)	(72)	(72)	(72)
Common stock held by employee stock ownership plan (6)	—	(1,120)	(1,312)	(1,504)	(1,725)
Common stock to be acquired by stock-based benefit plan (7)	—	(560)	(656)	(752)	(862)
Total stockholders’ equity	$20,139	$30,601	$32,713	$34,825	$37,254

Pro Forma Shares Outstanding:
Shares sold in stock offering	—	1,360,000	1,600,000	1,840,000	2,116,000
Shares contributed to charitable foundation	—	40,000	40,000	40,000	40,000
Total shares outstanding	—	1,400,000	1,640,000	1,880,000	2,156,000

Total stockholders’ equity as a percentage of total assets (2)	11.57%	16.58%	17.52%	18.44%	19.48%
Tangible equity as a percentage of tangible assets (2)	11.57%	16.58%	17.52%	18.44%	19.48%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of PFS Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the conversion and stock offering, an amount up to 10% of the sum of the number of shares of PFS Bancorp common stock sold in the stock offering and contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plan. The grant of options under the stock-based benefit plan does not require a capital funding adjustment.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of PFS Bancorp common stock to be outstanding.
(5)	The retained earnings of Peru Federal will be substantially restricted after the conversion and stock offering. See “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.”
(6)	Assumes that 8% of the sum of the shares sold in the stock offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan and will be financed by a loan from PFS Bancorp. The loan will be repaid principally from Peru Federal’s contributions to the employee stock ownership plan. Since PFS Bancorp will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on PFS Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	If approved by PFS Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser percentage if Peru Federal were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from PFS Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by PFS Bancorp. Assumes a number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation are available for grant under a stock-based benefit plan will be purchased in the open market by PFS Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. As PFS Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

PRO FORMA DATA

The following table summarize historical data of Peru Federal and pro forma data of PFS Bancorp at and for the year ended December 31, 2022. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of PFS Bancorp common stock following the conversion and stock offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering and any community offering;

•	our employee stock ownership plan will purchase 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation, funded by a loan from PFS Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a 25-year period; and

•	estimated expenses of the stock offering, including fees and expenses to be paid to KBW, are $1.5 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 3.99%, which is the yield on the five-year U.S. Treasury Note rate as of December 31, 2022. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by OCC regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 2.85%, based on an effective tax rate of 28.5%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.07 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 20.27% for the shares of common stock, a dividend yield of zero percent, an expected option life of 10 years, and a risk-free interest rate of 3.99%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 28.5%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” PFS Bancorp intends to contribute to Peru Federal $6.1 million, $7.3 million, $8.5 million and $9.8 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. PFS Bancorp will retain the remainder of the net offering proceeds and use a portion to make a loan to the employee stock ownership plan and to contribute $100,000 in cash to the charitable foundation, and retain the remainder for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts at Peru Federal to purchase shares of common stock in the stock offering; (ii) PFS Bancorp’s results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

At or for the Year Ended December 31, 2022 Based on the Sale at $10.00 Per Share of:
1,360,000 Shares	1,600,000 Shares	1,840,000 Shares	2,116,000 Shares (1)
(Dollars in thousands, except per share amounts)
Gross offering proceeds	$13,600	$16,000	$18,400	$21,160
Plus: Market value of common stock contributed to charitable foundation	400	400	400	400
Pro forma market capitalization	14,000	16,400	18,800	21,560

Gross offering proceeds	$13,600	$16,000	$18,400	$21,160
Less: Estimated expenses	(1,500)	(1,500)	(1,500)	(1,500)
Estimated net proceeds	12,100	14,500	16,000	19,660
Less: Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: Common stock acquired by ESOP (2)	(1,120)	(1,312)	(1,504)	(1,725)
Less: Common stock acquired by stock-based benefit plans (3)	(560)	(656)	(752)	(862)
Estimated net proceeds	$10,320	$12,432	$14,544	$16,973

For the Year Ended December 31, 2022
Consolidated net income:
Historical	$831	$831	$831	$831
Pro forma adjustments:
Income on adjusted net proceeds	294	355	415	484
Employee stock ownership plan (2)	(32)	(38)	(43)	(49)
Stock awards (3)	(80)	(94)	(108)	(123)
Stock options (4)	(106)	(124)	(142)	(163)
Pro forma net income	$907	$930	$953	$980

Income per share:
Historical	$0.64	$0.55	$0.48	$0.42
Pro forma adjustments:
Income on adjusted net proceeds	0.23	0.23	0.24	0.24
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options (4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma earnings per share	$0.70	$0.61	$0.55	$0.49

Offering price to pro forma net earnings per share	14.29	x	16.39	x	18.18	x	20.41	x
Number of shares used in earnings per share calculations	1,292,480	1,514,048	1,735,616	1,990,419

At December 31, 2022
Stockholders’ equity:
Historical	$20,139	$20,139	$20,139	$20,139
Estimated net proceeds	12,100	14,500	16,900	19,660
Shares contributed to charitable foundation	400	400	400	400
Less: After-tax cost of shares contribution to charitable foundation	(358)	(358)	(358)	(358)
Less: Common stock acquired by employee stock ownership plan (2)	(1,120)	(1,312)	(1,504)	(1,725)
Less: Common stock acquired by stock-based benefit plans (3)	(560)	(656)	(752)	(862)
Pro forma stockholders’ equity (5)	$30,601	$32,713	$34,825	$37,254
Pro forma tangible stockholders’ equity (5)	$30,601	$32,713	$34,825	$37,254

Stockholders’ equity per share:
Historical	$14.39	$12.28	$10.71	$9.34
Estimated net proceeds	8.64	8.84	8.99	9.12
Common stock contributed to charitable foundation	0.29	0.25	0.21	0.19
Less: After-tax cost of contribution to charitable foundation plan (6)	(0.26)	(0.22)	(0.19)	(0.17)
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (5)	$21.86	$19.95	$18.52	$17.28
Pro forma tangible stockholders’ equity per share (5)	$21.86	$19.95	$18.52	$17.28
Offering price as percentage of pro forma stockholders’ equity per share	45.75%	50.13%	54.00%	57.87%
Offering price as percentage of pro forma tangible stockholders’ equity per share	45.75%	50.13%	54.00%	57.87%
Number of shares outstanding for pro forma book value per share calculations	1,400,000	1,640,000	1,880,000	2,156,000

(footnotes on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)	Assumes that the employee stock ownership plan will purchase 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from PFS Bancorp. Peru Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Peru Federal’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Peru Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 28.5%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income for the year ended December 31, 2022 assumes that 4,480, 5,248, 6,016 and 6,899 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by PFS Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser percentage if Peru Federal were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from PFS Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by PFS Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 28.5%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)	If approved by PFS Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the sum of the number of shares to be sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion and stock offering. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.07 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the offering price pf $10.00 per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	The retained earnings of Peru Federal will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the conversion and stock offering, more shares of PFS Bancorp common stock would be sold in the stock offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the stock offering is $13.6 million, $16.0 million, $18.4 million and $21.2 million, respectively, with the charitable foundation, compared to $14.2 million, $16.7 million, $19.2 million and $22.1 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, Feldman Financial determined that the additional capital that would be received, assuming the conversion and stock offering is completed without the establishment of the charitable foundation, was immaterial to the pro forma valuation. Accordingly, the pro forma valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended December 31, 2022, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the conversion and stock offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation

	(Dollars in thousands, except per share amounts)
Estimated offering amount	$13,600		$14,195		$16,000		$16,700		$18,400		$19,205		$21,160		$22,086
Pro forma market capitalization	14,000		14,195		16,400		16,700		18,800		19,205		21,560		22,086
Pro forma total assets	184,596		185,125		186,708		187,330		188,820		189,535		191,249		192,070
Pro forma total liabilities	153,995		153,995		153,995		153,995		153,995		153,995		153,995		153,995
Pro forma stockholders’ equity	30,601		31,130		32,713		33,335		34,825		35,540		37,254		38,075
Pro forma net income (1)	907		925		930		947		953		971		980		999
Pro forma stockholders’ equity per share	$21.86		$21.93		$19.95		$19.96		$18.52		$18.81		$17.28		$17.24
Pro forma net income per share	$0.70		$0.71		$0.61		$0.61		$0.55		$0.55		$0.49		$0.49

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	45.75%		45.60%		50.13%		50.10%		54.00%		54.02%		57.87%		58.00%
Offering price to pro forma net income per share	14.29	x	14.08	x	16.39	x	16.39	x	18.18	x	18.18	x	20.41	x	20.41	x
Offering price to pro forma assets per share	7.58%		7.67%		8.78%		8.91%		9.96%		10.13%		11.27%		11.50%

Pro forma financial ratios:
Return on assets	0.49%		0.50%		0.50%		0.51%		0.50%		0.51%		0.51%		0.52%
Return on equity	2.96%		2.97%		2.84%		2.84%		2.74%		2.73%		2.63%		2.62%
Equity to assets	16.58%		16.82%		17.52%		17.79%		18.44%		18.75%		19.48%		19.82%

(footnote on following page)

(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma income on assets and pro forma income on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2022 (dollars in thousands).

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to charitable foundation	$(358)		$(358)		$(358)		$(358)
Pro forma net income	$549		$572		$595		$622
Pro forma net income per share	$0.42		$0.38		$0.34		$0.31
Offering price to pro forma net income per share	23.81	x	26.32	x	29.41	x	32.26	x
Pro forma income as a percentage of total assets	0.30%		0.31%		0.32%		0.33%
Pro forma income as a percentage of stockholders’ equity	1.79%		1.75%		1.71%		1.67%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding PFS Bancorp provided in this prospectus.

Overview

After the completion of the conversion and stock offering, PFS Bancorp will conduct its operations primarily through Peru Federal. Peru Federal’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in residential real estate loans and, to a lesser extent, commercial real estate loans, agricultural mortgage loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. We also invest in securities, which have historically consisted primarily of U.S. government and agency securities, mortgage-backed securities and obligations issued by U.S. government sponsored enterprises, and state and municipal securities. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. Peru Federal is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, other service charges and fees, and income from bank owned life insurance. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, contract services, director fees, FDIC deposit insurance premiums, and other expenses.

We invest in bank owned life insurance to provide us with a funding source to offset some costs of our benefit plan obligations. Bank owned life insurance provides us with non-interest income that is nontaxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2022, our investment in bank owned life insurance was $3.8 million, which was within this investment limit.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Continue to focus on originating one- to four-family residential mortgage loans for retention in our portfolio. We are primarily a one- to four-family residential mortgage loan lender for borrowers in our primary market area. At December 31, 2022, $61.1 million, or 71.5% of our total loan portfolio, consisted of residential mortgage loans. We expect that residential mortgage lending will remain our primary lending activity.

•	Grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans and commercial loans. Although we intend to continue our historical focus on the origination of residential mortgage loans, we intend to prudently increase our originations of commercial real estate loans and commercial loans to diversify our loan portfolio and increase yield. At December 31, 2022, commercial real estate loans (including agricultural real estate loans) amounted to $17.9 million, or 20.9% of total loans, and commercial loans amounted to $2.1 million, or 2.5% of total loans.

Commercial real estate loans and commercial loans have higher credit risk than one- to four-family residential mortgage loans. See “Risk Factors – Risks Related to Our Lending Activities – Our commercial real estate loans and agricultural real estate loans involve credit risks that could adversely affect our financial condition and results of operations” and “Business of Peru Federal – Loan Underwriting Risks.”

•	Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards and credit monitoring processes. At December 31, 2022, our nonperforming assets totaled $623,000, or 0.36% of total assets.

•	Continue to grow low-cost “core” deposits. We consider our core deposits to include all deposits other than certificates of deposit. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $104.4 million, or 68.3% of total deposits, at December 31, 2022.

•	Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1887 and have been operating continuously in Peru, Illinois, since that time. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we hope to continue to build our banking business.

•	Grow organically and through opportunistic branching. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and stockholder returns. These opportunities may include establishing loan production offices, establishing new, or de novo, branch offices and/or acquiring branch offices. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management – Benefit to be Considered Following Completion of the Conversion and Stock Offering.”

FDIC deposit insurance premiums are a component of our noninterest expense. Shortly after the failures of Silicon Valley Bank and Signature Bank in March 2023, the federal banking regulators announced that the FDIC will use funds from the Deposit Insurance Fund to ensure that all depositors in both institutions are made whole, at no cost to taxpayers. We anticipate that the FDIC will impose one or more special assessments on all FDIC-insured institutions, including Peru Federal, to replenish the Deposit Insurance Fund.

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific percentage allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Peru Federal estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. For a detailed description of the fair values measured at each level of the fair value hierarchy and the methodology we use, see note 16 of the notes to consolidated financial statements.

Comparison of Financial Condition at December 31, 2022 and 2021

Total Assets. Total assets were $174.1 million at December 31, 2022, a decrease of $11.5 million, or 6.2%, compared to $185.6 million at December 31, 2021. This decrease was primarily due to a decrease in deposits of $3.2 million, the payoff of a Federal Home Loan advance of $5 million, and a $4.1 million decrease in the net market value of available-for-sale securities.

Cash and Due from Banks. Cash and due from banks decreased by $8.8 million, or 40.9%, to $12.7 million at December 31, 2022 from $21.5 million at December 31, 2021. The decrease was primarily due to the payoff of a $5.0 million Federal Home Loan bank advance and a decrease in deposits of $3.2 million.

Available-For-Sale Investment Securities. Investment securities decreased $8.4 million, or 11.7%, to $63.3 million at December 31, 2022 from $71.7 million at December 31, 2021. Mortgage-backed securities decreased $3.4 million, or 8.2%, to $38.2 million at December 31, 2022 from $41.6 million at December 31, 2021. U.S. government agency securities decrease by $2.2 million, or 29.4%, to $5.3 million at December 31, 2022 from $7.5 million at December 31, 2021. Municipal securities decreased $2.8 million, or 12.4%, to $19.8 million at December 31, 2022 from $22.6 million at December 31, 2021. Aggregate securities purchases of $18.0 million during the year ended December 31, 2022 were partially offset by sales, calls, maturities and repayments of $19.5 million.

The average yield on investment securities increased to 2.10% for the year ended December 31, 2022 from 1.81% for the year ended December 31, 2021, as a result of the maturity of lower yielding securities and the effects of the rising interest rate environment.

Loans, Net. Loans, net, increased by $4.1 million, or 5.0%, to $84.9 million at December 31, 2022 from $80.8 million at December 31, 2021. During the year ended December 31, 2022, loan originations totaled $19.4 million, comprised of $11.5 million of one-to-four family residential mortgage loans, $5.4 million of commercial real estate loans, $1.1 million of commercial loans, and $1.4 million of consumer loans.

During the year ended December 31, 2022, one-to-four family residential mortgage loans increased $4.4 million, or 7.7%, to $61.1 million at December 31, 2022 from $56.7 million at December 31, 2021, commercial real estate loans increased $176,000, or 0.99%, to $17.9 million from $17.7 million at December 31, 2021, construction and land development loans decreased $516,000, or 25.4%, to $1.5 million from $2 million at December 31, 2021, commercial loans decreased by $86,000, or 3.9%, to $2.1 million at December 31, 2022 from $2.2 million at December 31, 2021 and consumer loans increased by $75,000, or 2.7%, to $2.8 million at December 31, 2022 from $2.7 million at December 31, 2021.

Increases in loan balances reflect our strategy to grow our loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential real estate loan and commercial loans. Management intends to continue this strategy in future periods.

Deposits. Deposits decreased by $3.2 million, or 2.1%, to $152.7 million at December 31, 2022 from $155.9 at December 31, 2021. Core deposits (defined as deposits other than certificates of deposit) decreased by $4.5 million, or 4.2%, to $104.4 million at December 31, 2022 from $108.9 million at December 31, 2021. Certificates of deposit increased $1.3 million, or 2.8%, to $48.3 million at December 31, 2022 from $47.0 million at December 31, 2021. The decline in deposits was primarily due to consumer spending of COVID-related stimulus funds, coupled with the higher cost of goods and services due to inflation and the increased consumer demand for expenditures on travel, restaurant dining and other discretionary expenditures as COVID-related restrictions were eased. The decline in deposits was not attributable to any industry or other concentration. The increase in certificates of deposit was due to the shift from core deposits to higher yielding certificates of deposit due to the increase in market interest rates.

Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits with market conditions affecting this strategy in the current year. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.

Total Equity Capital. Total equity capital decreased by $3.3 million, or 14.1%, to $20.1 million at December 31, 2022 from $23.4 million at December 31, 2021. The decrease resulted from accumulated other comprehensive income (as a result of market value adjustment of available-for-sale securities due to accelerated raising rates during the year) declining $4.1 million partially offset by $831,000 from net income during the year ended December 31, 2022.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At December 31,	For the Year Ended December 31,
	2022	2022			2021
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	4.31%	$16,258	$169	1.04%	$17,700	$8	0.05%
Available-for-sale debt securities	2.34	69,006	1,251	1.81	71,271	1,108	1.55
Held-to-maturity debt securities	2.82	2,732	64	2.34	3,225	65	2.02
Equity securities	—	117	2	1.70	148	—	—
Loans, net	4.09	83,163	3,306	3.98	81,553	3,395	4.16
Federal Home Loan Bank stock	—	343	11	3.14	310	8	2.72
Total interest-earning assets	3.40	171,619	4,803	2.80	174,207	4,584	2.63
Noninterest-earning assets		9,182			7,646
Total assets		$180,801			$181,853

Interest-bearing liabilities:
Regular savings deposits	0.09%	$37,542	70	0.19%	$34,775	68	0.20%
NOW savings deposits	0.47	26,583	30	0.11	24,485	24	0.10
Money market deposits	0.92	29,365	141	0.48	27,014	59	0.22
Time deposits	1.50	46,021	399	0.87	48,208	460	0.95
Total interest-bearing deposits	0.83	139,511	640	0.46	134,482	611	0.45
Federal Home Loan Bank advances	—	1,769	—	—	4,581	—	—
Other interest-bearing liabilities	—	—	—		—	—	—
Total interest-bearing liabilities	0.83	141,280	640	0.45	139,063	611	0.44
Noninterest-bearing demand deposits	—	17,493			18,130
Other noninterest-bearing liabilities	—	1,261			1,214
Total liabilities	—	160,034			158,407
Total equity capital	—	20,767			23,446
Total liabilities and equity capital	—	180,801			181,853
Net interest income			$4,163			$3,973
Net interest rate spread (1)	2.57%			2.35%			2.19%
Net interest-earning assets (2)		$30,339			$35,144
Net interest margin (3)				2.42%			2.28%
Average interest-earning assets to interest-bearing liabilities		121.47%			125.27%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended December 31, 2022 vs. 2021
	Increase (Decrease) Due to:		Total Increase
	Volume	Rate	(Decrease)

	(In thousands)
Interest-earning assets:
Cash and cash equivalents	$(1)	$162	$161
Available-for-sale debt securities	(35)	178	143
Held-to-maturity debt securities	(10)	9	(1)
Equity securities	—	2	2
Loans, net	67	(156)	(89)
Federal Home Loan Bank stock	1	2	3
Total interest-earning assets	22	197	219

Interest-bearing liabilities:
Regular savings deposits	5	(3)	2
NOW savings deposits	2	4	6
Money market deposits	5	77	82
Time deposits	(21)	(40)	(61)
Total deposits	(9)	38	29
Federal Home Loan Bank advances	—	—	—
Other interest-bearing liabilities	—	—	—
Total interest-bearing liabilities	(9)	38	29

Change in net interest income	$31	$159	$190

Comparison of Operating Results for the Years Ended December 31, 2022 and 2021

General. Net income for the year ended December 31, 2022 was $831,000, a decrease of $171,000, or 17.1%, compared to $1.0 million for the year ended December 31, 2021. The decrease in net income was primarily due to an increase in noninterest expense of $263,000, a $221,000 loss on sale of available-for-sale securities and a decrease in other non-interest income of $151,000, partially offset by a $190,000 increase in net interest income.

Interest Income. Interest income increased by $219,000, or 4.8%, to $4.8 million at December 31, 2022 from $4.6 million at December 31, 2021. The increase in interest income is attributed to a $157,000, or 262% increase in other interest income, a $150,000, or 13.5%, increase in interest on investment securities and a $89,000, or 2.6%, decrease in interest on loans.

The average balance on loans during the year ended December 31, 2022 increased by $1.6 million, or 2.0%, from the year ended December 31, 2021. The average yield on loans decreased to 3.98% for the year ended December 31, 2022 from 4.16% for the year ended December 31, 2021 due to less fee income generated as loans originated in 2022 were not sold.

The average balance of available-for-sale investment securities decreased $2.2 million to $69.0 million for the year ended December 31, 2022 from $71.2 million for the year ended December 31, 2021. The average yield on available-for-sale investment securities increased to 1.81% for the year ended December 31, 2022 from 1.55% for the year ended December 31, 2021. The increase in the average yield on available-for-sale investment securities was primarily due to the rising market interest rate environment. Interest income on cash and cash equivalents, comprised primarily of deposits in other financial institutions and overnight deposits, increased by $161,000, or 2,012.5%, for the year ended December 31, 2022, due to a decrease in average balance of $1.4 million and an increase in the average yield to 1.04% for the year ended December 31, 2022 from 0.05% for the year ended December 31, 2021. The increase in average yield was due to the rise in market interest rates.

Interest Expense. Total interest expense increased $29,000, or 4.7%, to $640,000 for the year ended December 31, 2022 from $611,000 for the year ended December 31, 2021. The increase was primarily due to the increase in the average cost of deposits to 0.46% for the year ended December 31, 2022 from 0.45% for the year ended December 31, 2021, reflecting the rising market interest rate environment. The average balance of deposits increased by $5.0 million, or 3.7%, to $139.5 million for the year ended December 31, 2022 from $134.4 million for the year ended December 31, 2021.

Net Interest Income. Net interest income increased $190,000, or 4.8%, to $4.1 million for the year ended December 31, 2022 compared to $4.0 million for the year ended December 31, 2021. The increase reflects the increase in the interest rate spread to 2.35% for the year ended December 31, 2022 from 2.19% for the year ended December 31, 2021, while average net interest-earning assets decreased $4.8 million year-to-year. The net interest margin increased to 2.42% for the year ended December 31, 2022 from 2.28% for the year ended December 31, 2021. Both the interest rate spread and net interest margin increased due to the rising interest rate environment.

Provision (Credit) for Loan Losses. The provision for loan losses increased by $67,000, to $61,000 for the year ended December 31,2022 from a credit of $6,000 for the year ended December 31, 2021. The allowance for loan losses decreased by $24,000, or 4.2%, to $543,000 at December 31, 2022 from $567,000 at December 31, 2021. The allowance for loan losses represented 0.64% of total loans at December 31, 2022 and 0.70% of total loans as of December 31, 2021. The determination of the adequacy of the allowance for loan losses was based primarily on the low balances of nonperforming loans, delinquent loans and net charge offs in both periods.

Total non-performing loans were $623,000 at December 31, 2022, compared to $796,000 at December 31, 2021. Classified loans totaled $1.9 million at December 31, 2022, compared to $2.2 million at December 31, 2021, and total past due greater than 30 days were $1.6 million and $1.2 million at those respective dates. As a percentage of nonperforming loans, the allowance for loan losses was 87.16% at December 31, 2022 compared to 72.32% at December 31, 2021.

The allowance for loan losses reflects the estimate management believes to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2022 and 2021. While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact the Peru Federal’s financial condition and results of operations. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgements different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increases in the allowance for loan losses may adversely affect our financial condition and results of operations.

Noninterest Income. Noninterest income totaled $509,000 for the year ended December 31, 2022, a decrease of $151,000, or 22.9%, from $660,000 for the year ended December 31, 2021. The decrease was primarily due to a $221,000 loss on available-for-sale securities resulting from a $6.3 million bond swap involving the sale of a lower yielding bond and using the sale proceeds to purchase a higher yielding bond. Other noninterest income increased $48,000 to $116,000 for the year ended December 31, 2022 from $68,000 for the year ended December 31, 2021.

Noninterest Expense. Noninterest expense increased $263,000, or 7.8%, to $3.6 million for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due primarily to a $139,000, or 32.0%, increase in data processing expenses (which included a one-time write-off of $83,000 in prepaid fees), an increase in salaries and employee benefits of $40,000, or 2.0%, and an increase in professional services of $52,000, or 52%.

Provision for Income Taxes. The provision for income taxes decreased by $120,000, or 43.6%, to $155,000 for the year ended December 31, 2022, compared to $275,000 for the year ended December 31, 2021. The decrease was due primarily to a $291,000, or 22.8%, decrease in pretax income. The effective tax rates were 15.6% and 21.5% for the years ended December 31, 2022 and 2021, respectively. The decrease in the effective tax rate was primarily due to the higher level of tax-exempt income from municipal securities during 2022.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a high level of liquidity;

•	growing our core deposit accounts;

•	managing our investment securities portfolio so as to reduce the average maturity and effective life of the portfolio; and

•	continuing to diversify our loan portfolio by adding more commercial real estate loans and commercial loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.

Economic Value of Equity. We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100 or 200 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, as of December 31, 2022, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2022
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

	(Dollars in thousands)
400	$22,330	$(15,596)	(41.12)%	15.80%	(676)
300	26,791	(11,207)	(29.55)	18.11	(445)
200	30,718	(7,208)	(19.01)	19.90	(266)
100	34,565	(3,361)	(8.86)	21.47	(109)
Level	37,926	—	—	22.56	—
(100)	39,471	1,545	4.07	22.68	12
(200)	39,355	1,429	3.77	21.99	(57)

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2022, we would have experienced a 19.01% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 3.77% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2021, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

	(Dollars in thousands)
400	$21,635	$(5,380)	(19.91)%	13.43%	(112)
300	23,997	(3,108)	(11.17)	14.39	(16)
200	26,015	(1,000)	(3.70)	15.00	45
100	27,503	488	1.81	15.30	75
Level	27,015	—	—	14.55	—
(100)	27,322	307	1.14	14.37	(18)
(200)	28,102	1,087	4.02	14.73	18

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2021, we would have experienced a 3.70% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 4.02% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Change in Net Interest Income. The following table sets forth, at December 31, 2022, the calculation of the estimated changes in our net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2022
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level

(Dollars in thousands)
400	$3,325	(21.68)%
300	4,404	(4.77)%
200	4,108	(3.27)%
100	4,180	(1.57)%
Level	4,247	—
(100)	4,307	1.42%
(200)	4,482	5.54%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2022, we would have experienced a 3.27% decrease in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 5.54% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2021, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$3,481	(12.46)%
300	4,033	1.42
200	4,038	1.54
100	4,044	1.68
Level	3,977	—
(100)	3,900	(1.94)
(200)	3,721	(6.43)

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicate that at December 31, 2021, we would have experienced a 1.54% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 6.43% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the EVE and NII tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.

EVE and net interest NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago and from a correspondent bank. At December 31, 2022, we had no borrowings from the Federal Home Loan Bank of Chicago but had the capacity to borrow $46.2 million. At December 31, 2022, we had no borrowings from the correspondent bank but had the capacity to borrow $4.0 million.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the year ended December 31, 2022, cash flows from operations, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $8.9 million. Net cash provided by operating activities amounted to $2.2 million, primarily due to net income of $831,000. Net cash used in investing activities amounted to $2.9 million, primarily due to purchases of available-for-sale investment securities of $18.0 million and a net increase in loans of $4.1 million, partially offset by proceeds from sales of available-for-sale investment securities of $6.2 million and proceeds from maturities of available-for-sale investment securities of $13.3 million. Net cash used in financing activities amounted to $8.2 million, primarily due to the repayment of Federal Home Loan Bank advances of $5.0 million and a net decrease in demand deposits, NOW accounts and savings accounts of $4.6 million, partially offset by a net increase in certificates of deposit of $1.4 million. For the year ended December 31, 2021, cash flows from operations, investing, and financing activities resulted in a net increase in cash and cash equivalents of $13.4 million. Net cash provided by operating activities amounted to $2.2 million, primarily due to net income of $1.0 million. Net cash used in investing activities amounted to $2.2 million, primarily due to purchases of available-for-sale investment securities of $19.3 million, partially offset by a net decrease in loans of $1.3 million and proceeds from maturities of available-for-sale investment securities of $16.2 million. Net cash provided by financing activities amounted to $13.4 million, primarily due to proceeds from Federal Home Loan Bank advances of $5.0 million and a net increase in demand deposits, NOW accounts and savings accounts of $15.3 million, partially offset by a net decrease in certificates of deposit of $2.8 million and the repayment of Federal Home Loan Bank advances of $4.0 million. For further information, see the consolidated statements of cash flows contained in the consolidated financial statements appearing elsewhere in this prospectus.

We believe we maintain strong liquidity position, and are committed to maintaining it. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2022, Peru Federal was categorized as well-capitalized under regulatory capital guidelines. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see note 13 to the notes to consolidated financial statements.

Off-Balance Sheet Arrangements. At December 31, 2022, we had $3.6 million of outstanding commitments to originate loans, $563,000 of which represents the balance of remaining funds to be disbursed on construction loans in process. At December 31, 2022, certificates of deposit that are scheduled to mature on or before December 31, 2023 totaled $27.5 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Chicago advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF PFS BANCORP

PFS Bancorp was incorporated in the State of Maryland on February 23, 2023, and has not engaged in any business to date. Upon completion of the conversion and stock offering, it will own all of the issued and outstanding capital stock of Peru Federal. We intend to contribute at least 50% of the net proceeds from the stock offering to Peru Federal. PFS Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan and contribute $100,000 in cash to the charitable foundation. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Upon the completion of the conversion and stock offering, PFS Bancorp will be the savings and loan holding company of Peru Federal and will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Peru Federal. Peru Federal is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Initially, PFS Bancorp will neither own nor lease any property, but will instead pay a fee to Peru Federal for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Peru Federal to serve as officers of PFS Bancorp. However, we will use periodically the support staff of Peru Federal. We will pay a fee to Peru Federal for the time its employees devote to PFS Bancorp; however, these individuals will not be separately compensated by PFS Bancorp. PFS Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PERU FEDERAL

General

We conduct our business from our main office and branch office, both located in Peru, Illinois. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, agricultural real estate loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. We originate loans primarily for retention in our portfolio. Depending on market conditions and to manage interest rate risk, we generally sell fixed-rate one-to four-family residential mortgage loans with terms of 20 years or more, and retain the servicing rights. In recent years, we have increased our focus on originating higher yielding commercial real estate loans and commercial loans, and we intend to continue that focus after the conversion and stock offering. We offer a variety of deposit accounts including non-interest bearing demand accounts, interest-bearing demand accounts, savings accounts and certificates of deposit. In addition, we offer electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer via Zelle®. We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 1730 Fourth Street, Peru, Illinois 61354, and the telephone number at that address is (815) 223-4300. Our website address is www.perufederalsavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We consider LaSalle County, located in north central Illinois, and contiguous areas of adjacent Bureau County and Putnam County, to be our primary market area for originating loans and gathering deposits, generally within a 30- to 35-mile radius from our offices which encompasses parts of adjacent Bureau County and Putnam County. In terms of population, based on published statistics, LaSalle County (2020 population – approximately

110,000) is the largest of the three counties (Bureau County, 2020 population – approximately 33,000; Putnam County, 2020 population – approximately 5,600). Our primary market area is predominantly rural.

Peru, Illinois, is located on the western border of LaSalle County and within the Illinois Valley formed by the Illinois River. Located near the intersection of Interstates 80 and 39, Peru is located equidistant, approximately 100 miles, between Chicago to the east and the Quad Cities in Iowa to the west and equidistant, approximately 70 miles, between Rockford, Illinois, to the north and Bloomington, Illinois, to the south.

The economy of LaSalle County is historically agricultural, but it has a mix of healthcare, manufacturing and services. Major employers in LaSalle County include OSF Saint Elizabeth Medical Center, Wal-Mart Distribution Center, Constellation Energy – LaSalle County Generating Station, St. Margaret’s Hospital, Vactor Manufacturing, Ace Hardware Distribution Center, and Martin Engineering. Agricultural production is primarily focused on corn, soybeans and other crops.

According to published statistics, the 2023 estimated population of LaSalle County is approximately 108,000. The 2023 to 2028 estimated population growth rate for LaSalle County is negative 0.3%, compared to negative 0.2% statewide and positive 0.4% nationwide. Estimated 2023 median household income for La Salle County is approximately $62,900, compared to $77,300 statewide and $73,500 nationwide. The 2023 to 2028 estimated median household income growth rate for LaSalle County is 1.9%, compared to 2.4% statewide and 2.5% nationwide. Estimated 2023 per capita income for LaSalle County is $34,600, compared to $43,500 statewide and $41,300 nationwide. The 2023 to 2028 estimated per capita income growth rate for LaSalle County is 2.3%, compared to 2.5% statewide and 2.6% nationwide. The December 2022 unemployment rate for LaSalle County was 4.7%, compared to 4.2% statewide and 3.3% nationwide.

Competition

We face strong competition within our primary market area both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2022 (the most recent date for which Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, is publicly available), we were ranked 8th among the 23 FDIC-insured financial institutions with offices in LaSalle County, with a deposit market share of 4.64%.

Lending Activities

General. Our loan portfolio consists primarily of one-to four-family residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, agricultural real estate loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. We originate loans primarily for retention in our portfolio, and we are not an active seller of loans. In recent years, we have increased our focus on originating higher yielding commercial real estate loans and commercial loans, and we intend to continue that focus after the conversion and stock offering.

Commercial real estate loans and commercial loans have not historically comprised a significant portion of our total loan portfolio. While we expect that one- to four-family residential real estate lending will continue to be the primary emphasis of our lending operations, we intend to modestly increase our emphasis on commercial real estate loans and commercial loans in an effort to increase loan portfolio yield.

We participated in the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration. While the PPP was in effect, we originated loans with an aggregate principal balance of $6.2 million. At December 31, 2022, there were no PPP loans outstanding.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. There were no loans held for sale at any date indicated.

	At December 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$59,112	69.17%	$55,138	67.73%
Multi-family	1,526	1.79	1,248	1.53
Commercial	16,371	19.16	16,473	20.24
Construction and land development	1,518	1.77	2,034	2.50
Commercial loans	2,116	2.48	2,202	2.70
Home equity loans and lines of credit	2,013	2.35	1,584	1.95
Consumer loans	2,803	3.28	2,728	3.35
	85,459	100.00%	81,407	100.00%
Less: Allowance for loan losses	543		567
Net loans	$84,916		$80,840

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2022. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four-Family Residential Real Estate	Multi-Family and Commercial Real Estate	Commercial and Land Development	Commercial	Home Equity Loans and Lines of Credit	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$118	$563	$—	$594	$168	$95	$1,538
After one year through two years	204	493	—	257	92	245	1,291
After two years through three years	476	—	—	153	396	518	1,543
After three years through five years	1,193	—	—	634	109	1028	2,964
After five years through 10 years	5,954	2,793	—	363	836	718	10,664
After 10 years through 15 years	16,257	4,364	396	—	399	199	21,615
After 15 years	34,910	9,684	1,122	115	13	—	45,844
Total	$59,112	$17,897	$1,518	$2,116	$2,013	$2,803	$85,459

The following table sets forth our fixed and adjustable-rate loans at December 31, 2022 that are contractually due after December 31, 2023.

	Due After December 31, 2022
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$54,613	$4,381	$58,994
Multi-family	1,526	—	1,526
Commercial	5,836	9,972	15,808
Construction and land development	1,373	145	1,518
Commercial loans	1,145	377	1,522
Home equity loans and lines of credit	1,296	549	1,845
Consumer loans	2,088	620	2,708
Total loans	$67,877	$16,044	$83,921

One- to Four-Family Residential Mortgage Lending. At December 31, 2022, one-to four-family residential mortgage loans totaled $59.1 million, or 69.2% of total loans. Our one- to four-family residential real estate loans are primarily secured by properties located in our primary market area.

Our one- to four-family residential real estate loans are generally underwritten to secondary market guidelines. We offer both fixed-rate and adjustable rate residential mortgage loans for terms up to 30 years. The interest rate on fixed-rate loans are set by reference to the secondary market rates published by the Federal Home Loan Bank Mortgage Partnership Finance Program. The interest rate on adjustable rate loans is set by Peru Federal’s Executive Loan Committee. For adjustable rate loans, the interest rate is fixed for the initial term of five, seven or 10 years, and then adjusts yearly thereafter with a maximum lifetime rate adjustment of 8% over the initial rate. We generally limit the loan-to-value ratios of our residential mortgage loans to 80% (95% with private mortgage insurance; 102% for loans guaranteed by the U.S. Department of Agriculture) of the purchase price or appraised value, whichever is lower.

We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Multi-Family Real Estate Loans. At December 31, 2022, multi-family real estate loans totaled $1.5 million, or 1.8% of total loans. Our multi-family real estate loans are primarily secured by properties located in our primary market area. Multi-family real estate loans are generally adjustable rate loans for terms up to 20 years, with the interest rate fixed over the initial 5-year, 7-year or 10-year period. The initial interest rate is a negotiated rate, and the interest rate during the adjustable-rate period resets annually based on the Wall Street Journal prime rate, plus a 1% margin. We generally limit the loan-to-value ratios of our multi-family real estate to 75% of the purchase price or appraised value, whichever is lower.

Commercial Real Estate Loans. At December 31, 2022, commercial real estate loans totaled $16.4 million, or 19.2% of total loans, of which $1.6 million was secured by agricultural properties. Our commercial real estate loans are generally secured primarily by owner-occupied properties including warehouses, storage units, and store fronts. Our commercial real estate loans are generally adjustable rate loans with a negotiated interest rate. The interest rate is fixed for the initial term of five, seven or ten years, and then adjusts yearly thereafter based on the prime rate, plus a margin. Commercial real estate loans generally have terms up to 20 years. We generally limit the loan-to-value ratios of our commercial mortgage loans to 75% of the purchase price or appraised value, whichever is lower.

At December 31, 2022, our largest commercial real estate loan had an outstanding balance of $1.5 million and is secured by storage units located in our primary market area. At December 31, 2022, this loan was performing according to its original terms.

We consider a number of factors in originating commercial real estate loans, including those secured by agricultural properties. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, we require that the debt service coverage ratio be at least 1.20x. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of the borrowers.

Construction and Land Development Loans. At December 31, 2022, construction and land development loans totaled $1.5 million, or 1.8% of total loans. We make residential construction loans, primarily to individuals for the construction of their primary residences and occasionally to contractors and builders of single-family homes. We do not make speculative residential construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated. Our residential construction loans are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent one-to four-family residential mortgage loan. Our residential construction loans are underwritten to the same guidelines for permanent residential mortgage loans. At December 31, 2022, our largest residential construction loan amounted to $620,000, of which $258,000 had been disbursed.

We occasionally make commercial construction loans, which are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent commercial mortgage loan. Our commercial construction loans are underwritten to the same guidelines for commercial mortgage loans. At December 31, 2022, there were no commercial construction loans outstanding.

Construction loans generally can be made with a maximum loan-to-value ratio of 80% (residential properties) and 75% (commercial properties) of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

We also make a limited amount of land development loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. At December 31, 2021, our largest land loan had an outstanding balance of $92,000. At December 31, 2022, this loan was performing according to its original terms.

Commercial Loans. At December 31, 2022, commercial loans totaled $2.1 million, or 2.5% of total loans. Commercial loans include both term loans and lines of credit. Term loans are generally fixed rate and have terms of up to six years. Lines of credit are based on the prime rate, plus a margin, and have terms of up to 24 months. These loans are generally secured by business assets, such as equipment, inventory and accounts receivable. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 75% of the value of the collateral securing the loan.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

At December 31, 2022, our largest commercial loan totaled $249,000 and is secured by equipment. At December 31, 2022, this loan was performing according to its original terms.

Home Equity Loans and Lines of Credit. At December 31, 2022, home equity loans and lines of credit totaled $2.0 million, or 2.3% of total loans. Home equity loans are generally fixed-rate loans for terms of five, seven or 10 years. The interest rate for home equity lines of credit are based on the prime rate. The loan to value ratio for home equity loans and lines of credit is generally up to 90%, taking into account any superior mortgage on the collateral property.

Consumer Loans. At December 31, 2022, consumer loans totaled $2.8 million, or 3.3% of total loans. Our consumer loan portfolio generally consists of loans secured predominately by automobiles and trucks (new and used). Consumer loans have fixed interest rates and terms up to five years, with loan to value ratios generally up to 100% of invoice price (for new vehicles) or 100% of the National Automobile Dealers Association trade-in value (for used vehicles).

Loan Underwriting Risks

Commercial Real Estate Loans, Agricultural Real Estate Loans and Multi-family Real Estate Loans. Loans secured by commercial real estate, agricultural real estate or multi-family properties generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending, agricultural real estate lending and multi-family lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the underlying business or multi-family property. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, agricultural real estate loan or multi-family loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, an agricultural real estate loan or a multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on these loans can be unpredictable and substantial.

Commercial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial loans typically consists of equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

We generally do not purchase loans, except for an occasional participation interest in a loan originated by another financial institution acting as the lead lender. At December 31, 2022, our largest purchased participation interest had an outstanding balance of $909,000, representing a 10.3% participation interest in a $9.0 million commercial real estate loan secured by a medical building in Spring Valley, IL. At December 31, 2022, this loan was performing according to its original terms.

We generally originate loans for retention in our loan portfolio. Depending on market conditions and to manage interest rate risk, we generally sell fixed-rate one-to four-family residential mortgage loans with terms of 20 years or more, and retain the servicing rights. At December 31, 2022, we had no loans held-for-sale and the unpaid balance of loans serviced for others was $26.5 million. At December 31, 2022, the fair value of our servicing rights was $315,000.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Peru Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2022, our largest credit relationship to one borrower had an outstanding balance of $3.4 million and is secured by residential and commercial real estate. At December 31, 2022, this loan was performing according to its original terms.

We have an Executive Loan Committee, which consists of our President and Chief Executive Officer, Chief Operations Officer, and Chief Lending Officer, and a Loan Committee, which consists of the Chief Lending Officer and our loan officers. The Executive Loan Committee has approval authority up to $500,000 depending on the loan type. The Loan Committee has approval authority up to $400,000 depending on the loan type. Any member of the Executive Loan Committee has approval authority up to $300,000 depending on the loan type. Individual loan officers have approval authority up to $50,000 depending on the loan type. All loans that exceed the approval authority of the Executive Loan Committee are submitted to the Board of Directors for review and disposition.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require an escrow for flood insurance (where appropriate) and generally request an escrow for property taxes and insurance. We allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower becomes 20 days past due on a loan, we attempt to contact the borrower by telephone. Delinquency letters are mailed to borrowers at delinquency intervals of 30, 60 and 90 days. Once the loan is considered in default, generally at 90 days past due, a letter is generally sent to the borrower explaining that the entire balance of the loan is due and payable, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs. All delinquent loans are reported to the board of directors each month.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2022, we had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2022, we had three one-to four-family residential mortgage loans which was classified as a troubled debt restructuring, with aggregate outstanding balances of $506,000.

Delinquent Loans. The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount at December 31, 2022 and 2021.

	At December 31,
	2022			2021
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$1,141	$308	$75	$684	$262	$99
Multi-family	—	—	—	—	—	—
Commercial	46	—	—	—	—	—
Construction and land development	—	—	—	—	—	99
Commercial loans	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Consumer loans	—	—	—	11	—	—
Total	$1,187	$308	$75	$695	$262	$198

Non-Performing Assets. The following table sets forth information regarding our non-performing assets at the dates indicated. There were no non-accruing troubled debt restructurings included in non-accrual loans at either December 31, 2022 or 2021.

	At December 31,
	2022	2021

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$117	$169
Multi-family	—	—
Commercial	—	—
Construction and land development	—	—
Commercial loans	—	99
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total non-accrual loans	$117	$268
Accruing loans past due 90 days or more	—	—
Real estate owned:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	—
Construction and land development	—	—
Total real estate owned	—	—
Total non-performing assets	$117	$268
Total accruing troubled debt restructured loans	$506	$516
Total non-performing loans to total loans	0.73%	0.98%
Total non-accruing loans to total loans	0.14%	0.33%
Total non-performing assets to total assets	0.36%	0.43%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified and special mention assets at the dates indicated were as follows:

	At December 31,
	2022	2021

	(In thousands)
Substandard assets	$623	$796
Doubtful assets	—	—
Loss assets	—	—
Total classified assets	$623	$796
Special mention assets	$1,240	$1,387

Other Loans of Concern. At December 31, 2022, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

Effective January 1, 2023, the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, accounting standard became effective for Peru Federal and other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL will require us to change the current method of providing allowances for loan losses that are incurred or probable, which will likely require us to increase our allowance for loan losses and increase the types of data we will need to collect and review to determine the appropriate level of the allowance for loan losses.

As an integral part of their examination process, the OCC will periodically review our allowance for loan and losses, and as a result of such reviews, we may determine to adjust our allowance for loan losses. However, the OCC is not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2022	2021

	(Dollars in thousands)
Allowance for loan losses at beginning of period	$567	$576
Provision (credit) for loan losses	61	(6)
Charge-offs:
Real estate loans:
One- to four-family residential	1	3
Multi-family	—	—
Commercial	84	—
Construction and land development	—	—
Commercial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total charge-offs	85	3

Recoveries:
Real estate loans:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	—
Construction and land development	—	—
Commercial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total recoveries	—	—
Net (charge-offs) recoveries	(85)	(3)
Allowance for loan losses at end of period	$543	$567

Allowance for loan losses as a percentage of non-performing loans at end of period	87.16%	72.32%
Allowance for loan losses as a percentage of total loans outstanding at end of period	0.64%	0.70%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	(0.01)%	—%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2022			2021
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$251	46.22%	0.42%	$242	42.68%	0.44%
Multi-family	5	0.92	0.33	6	1.06	0.48
Commercial	213	39.23	1.30	212	37.39	1.29
Construction and land development	11	2.02	0.72	14	2.47	0.69
Commercial loans	36	6.63	1.70	67	11.82	3.04
Home equity loans and lines of credit	11	2.03	0.55	10	1.76	0.63
Consumer loans	16	2.95	0.57	16	2.82	0.59
Total allocated allowance	$543	100.00%	0.64	$567	100.00%	0.70
Unallocated allowance	—			—
Total allowance	$543			$567

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goal of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and managing asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Committee according to board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations, investments in U.S. Treasury and federal agency securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities; state and municipal securities; interest-bearing time deposits in other financial institutions; among other investments.

At December 31, 2022, our investment portfolio consisted of U.S. Treasury and federal agency securities, mortgage-backed securities issued by U.S. government-sponsored enterprises, and state and municipal securities. At December 31, 2022, we also owned $347,000 of Federal Home Loan Bank of Chicago stock. As a member of Federal Home Loan Bank of Chicago, we are required to purchase stock in the Federal Home Loan Bank of Chicago, which is carried at cost and classified as a restricted investment.

For additional information regarding our investment securities portfolio, see note 3 to the notes to consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At December 31,
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest-bearing demand deposits	$17,248	11.30%	—%	$18,611	11.94%	—%
Regular savings deposits	36,682	24.02	0.09	36,032	23.11	0.09
NOW savings deposits	24,266	15.89	0.47	26,833	17.21	0.22
Money market deposits	26,172	17.14	0.92	27,455	17.61	0.24
Time deposits	48,339	31.65	1.50	46,981	30.13	0.76
Total	$152,707	100.00%	0.83	$155,912	100.00%	0.33

At December 31, 2022 and 2021, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000) was $23.1 million and $23.7 million, respectively. Of such deposits, preferred deposits (those secured by pledged debt securities) were $11.4 million and $13.8 million at December 31, 2022 and December 31, 2021, respectively. At December 31, 2022 and 2021, the aggregate amount of all uninsured time deposits was $7.8 million and $4.9 million, respectively. At December 31, 2022 and 2021, we had no deposits that were uninsured for any reason other than being in excess of the Federal Deposit Insurance Corporation limit.

The following table sets forth, by time remaining until maturity, the uninsured time deposits at December 31, 2022.

At December 31, 2022
(In thousands)
Maturity Period:
Three months or less	322
Over three months through 6 months	1,190
Over six months through 12 months	2,897
Over 12 months	3,392
Total	$7,801

Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. Such advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2022, we had no outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2022, based on available collateral and our ownership of Federal Home Loan Bank of Chicago common stock, we had access to up to $46.2 million of advances from the Federal Home Loan Bank of Chicago. At December 31, 2022, we also had a $4.0 million line of credit with a correspondent bank, with no outstanding balance at that date.

Properties

At December 31, 2022, the net book value of our properties (including furniture, fixtures, improvements, and equipment) was $2.2 million. We operate from our main office located at 1730 Fourth Street, Peru, Illinois (approximately 9,405 square feet – 5,090 square feet on main floor and 4,315 square feet in basement), and a branch office located at 914 Shooting Park Road, Peru, Illinois (approximately 1,936 square feet), both of which we own. Each location has an ATM and a drive-thru. We believe that our current facility is adequate to meet our present and foreseeable needs. We currently do not have any plans or understandings to expand our office network.

Subsidiary Activities

Upon completion of the conversion and stock offering, Peru Federal will become the sole and wholly-owned subsidiary of PFS Bancorp. Peru Federal has one subsidiary, PFSB Financial Services, Inc., an Illinois corporation, which is inactive.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2022, we were not involved in any legal proceedings, the outcome of which we believe would be material to our consolidated financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Peru Federal and PFS Bancorp will enter into an agreement for Peru Federal to provide PFS Bancorp with certain administrative support services, including use of the premises, furniture, equipment and employees of Peru Federal as needed in the conduct of PFS Bancorp’s business. PFS Bancorp will compensate Peru Federal in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, PFS Bancorp and Peru Federal will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated federal and state tax liabilities and any local tax liabilities.

Employees

At December 31, 2022, we had 23 full-time employees and three part-time employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings association (the term “savings association” includes a federal savings bank), Peru Federal is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Peru Federal also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Peru Federal or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, PFS Bancorp will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. It will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of PFS Bancorp and Peru Federal.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Peru Federal and PFS Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Peru Federal and PFS Bancorp.

Federal Banking Regulation

Business Activities. A federal association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Peru Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Peru Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for Peru Federal to engage in directly, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (Loss) (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Peru Federal exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

The federal banking agencies have developed a “Community Bank Leverage Ratio (CBLR)” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio will be deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum Community Bank Leverage Ratio at not less than 8% and not more than 10%, and as of January 1, 2022, it is set at 9%. Peru Federal has not elected to be subject to the CBLR framework.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2022, Peru Federal complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Peru Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Peru Federal also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2022, Peru Federal complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 77.33%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Peru Federal will be upon the consummation of the conversion and stock offering, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Peru Federal received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Peru Federal. PFS Bancorp will be an affiliate of Peru Federal because it will control Peru Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Peru Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Peru Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Peru Federal’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well-capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At December 31, 2022, Peru Federal met the criteria for being considered “well capitalized.” For further information, see note 13 to the notes to consolidated financial statements.

Insurance of Deposit Accounts. Peru Federal is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. That system was effective July 1, 2016 and replaced a system under which each institution was assigned to a risk category. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking. The existing system represents a change, required by the Dodd-Frank Act, from the FDIC’s prior practice of basing the assessment on an institution’s aggregate deposits.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Peru Federal. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance for Peru Federal.

Privacy Regulations. Federal regulations generally require that Peru Federal disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Peru Federal is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Peru Federal has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Peru Federal is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Peru Federal are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Peru Federal also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Peru Federal is a member of the Federal Home Loan Bank of Chicago, which is one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Chicago provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Chicago are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Chicago. Peru Federal complied with this requirement at December 31, 2022. Based on redemption provisions of the Federal Home Loan Bank of Chicago, the stock has no quoted market value and is carried at cost. Peru Federal reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Chicago stock. At December 31, 2022, no impairment was recognized.

Holding Company Regulation

Upon completion of the conversion and stock offering PFS Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over PFS Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Peru Federal.

As a savings and loan holding company, PFS Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if PFS Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. PFS Bancorp does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of PFS Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

For PFS Bancorp to be regulated by the Federal Reserve Board as savings and loan holding company rather than as a bank holding company, Peru Federal must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At December 31, 2022, Peru Federal maintained approximately 77.33% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

PFS Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. PFS Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued in PFS Bancorp’s stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of PFS Bancorp may be resold without registration. Shares purchased by an affiliate of PFS Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If PFS Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of PFS Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of PFS Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, PFS Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company such as PFS Bancorp unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with PFS Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. PFS Bancorp and Peru Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to PFS Bancorp and Peru Federal.

Method of Accounting. For federal income tax purposes, Peru Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2022, Peru Federal had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At December 31, 2022, Peru Federal no net operating loss carrryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2022, Peru Federal had no capital loss carryovers.

Corporate Dividends. PFS Bancorp may generally exclude from our income 100% of dividends received from Peru Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns. Peru Federal’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

PFS Bancorp and Peru Federal will be required to file an annual combined Illinois income tax return and pay tax at a stated tax rate of 9.50%. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations. Peru Federal’s state income tax returns have not been audited in the most recent five-year period.

As a Maryland business corporation, PFS Bancorp will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of PFS Bancorp is a director of Peru Federal. Each executive officer of PFS Bancorp is an executive officer of Peru Federal. We expect that PFS Bancorp and Peru Federal will continue to have a shared management structure until there is a business reason to establish separate management structures.

Potential Conflict of Interest

Because of the shared management structure, the directors and officers of PFS Bancorp and Peru Federal will have to allocate their time between directing and managing both PFS Bancorp and Peru Federal. The directors and officers of PFS Bancorp intend to devote adequate time to PFS Bancorp’s business.

Executive Officers of PFS Bancorp

The following table sets forth information regarding the executive officers of PFS Bancorp. Age information is at December 31, 2022. The executive officers are elected annually by PFS Bancorp’s board of directors.

Name	Age	Position(s)
Eric J. Heagy, CPA	48	President, Chief Executive Officer, Chief Financial Officer and Treasurer
Dale R. Tieman	59	Corporate Secretary

Executive Officers of Peru Federal

The following table sets forth information regarding the executive officers of Peru Federal. Age information is at December 31, 2022. The executive officers are elected annually by Peru Federal’s board of directors.

Name	Age	Position(s)
Eric J. Heagy, CPA	48	President, Chief Executive Officer, Chief Financial Officer and Treasurer
Dale R. Tieman	59	Executive Vice President, Chief Operations Officer and Corporate Secretary
Christopher J. Vaske	54	Senior Vice President and Chief Lending Officer

Directors of PFS Bancorp and Peru Federal

PFS Bancorp and Peru Federal each have six directors, consisting of the same individuals. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion and stock offering, the directors of Peru Federal will be elected by PFS Bancorp in its capacity as sole stockholder of Peru Federal. The following table sets forth information regarding our directors, including their ages at December 31, 2022 and the calendar years when they began serving as directors of Peru Federal.

Name	Position(s) Held With Peru Federal	Age	Director Since	Current Term Expires
James J. Brady, IV	Director	54	2016	2023
Jonathan F. Brandt	Vice Chairman of the Board	64	2007	2025
Eric J. Heagy, CPA	President, Chief Executive Officer, Chief Financial Officer and Treasurer		2008	2023
Cynthia L. Kurkowski, CPA	Director	64	2015	2024
Michael J. Rooney, O.D.	Chairman of the Board	66	1995	2025
Dale R. Tieman	Executive Vice President, Chief Operations Officer and Corporate Secretary	59	2015	2024

Board Independence

PFS Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service as set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each director, except for Eric J. Heagy, CPA and Dale R. Tieman, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Heagy and Tieman are not considered independent because they are employed as executive officers of PFS Bancorp and Peru Federal.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

James J. Brady, IV is part owner and President of JB Contracting Corporation in LaSalle, IL. JB Contracting is an electrical, plumbing, and mechanical and industrial contractor that has been in business for 47 years. It was started by Mr. Brady’s father, Jim Brady, Sr., in May 1976 and now has been operated by Mr. Brady and his two brothers since 2019. JB Contracting does large, medium and small commercial and industrial projects in a 100-mile radius of LaSalle/Peru, IL. Mr. Brady started working at the age of 14 in the JB Contracting shop after school. He graduated from St. Bede Academy and attended Illinois Valley Community College and Joliet Junior College where he took electrical courses. He began his electrical apprenticeship program in 1988 with the IBEW Local 176. He worked as an electrician in the field for over 15 years before taking the role of estimator, superintendent and project manager for the electrical projects. Mr. Brady is a member of Will/Grundy Contractors Association and the Illinois Valley Contractors Association and serves on the City of Peru planning commission committee. With his 35 years of experience in the construction industry, he provides Peru Federal’s board of directors with invaluable construction insight into building and construction lending operations.

Jonathan F. Brandt has served as Vice Chairman of the Board of Peru Federal since 2009. He is an attorney-at-law and primary shareholder of the law firm Duncan & Brandt, P.C. He graduated from Illinois State University before earning his law degree from The John Marshall Law School in Chicago, Illinois. He has been practicing law for 35 years with a strong emphasis on real estate law. His legal expertise provides Peru Federal’s board of directors with invaluable legal insight with respect to Peru Federal’s real estate lending operations.

Eric J. Heagy, CPA has served as President, Chief Executive and Chief Financial Officer of Peru Federal since 2007. Mr. Heagy graduated from Illinois State University with a bachelor’s degree in accounting and is a licensed Certified Public Accountant. He joined Peru Federal in 2002 following four years in public accounting, auditing various entities including financial institutions. He began his career at Peru Federal as Controller, was promoted to Chief Financial Officer in 2004, and then to President and Chief Executive Officer in 2007. During his time at Peru Federal, in addition to his primary responsibilities, Mr. Heagy has guided Peru Federal in other operational areas as compliance officer, IT officer, lending officer and human resources officer. He has served the community in leadership roles of many local organizations and currently is the Board Treasurer of the Illinois Valley YMCA and Treasurer of the Peru Elementary School District 124. His 21 years of community banking experience and knowledge of Peru Federal’s business and market area provides Peru Federal’s board of directors with valuable insight to the business of Peru Federal.

Cynthia L. Kurkowski, CPA, now retired and inactive as a CPA, became a CPA after earning a BS in Accounting from Northern Illinois University in 1981. She began her career in the public accounting sector. In 1984, she moved to the manufacturing sector as a staff accountant. She held a variety of accounting and leadership positions in the manufacturing and retail industry before retiring in 2019. Ms. Kurkowski provides Peru Federal’s board of directors with over 35 years of financial, audit and managerial experience, with more than 20 years at the executive level. She is currently sharing her passion for accounting as a professional tutor at Illinois Valley Community College.

Michael J. Rooney, O.D. is a doctor of optometry. He has served as Chairman of the Board of Peru Federal since 2008. Mr. Rooney joined Peru Federal in 1996 and serves on the Audit and Compensation

Committees. He graduated from Creighton University in 1977 and the Illinois College of Optometry in 1981 when he entered private practice. He has been in active management of Eye Care Professionals, a multi-doctor group practice, since 1999. His community involvement has placed him on many boards of directors of not-for-profit organizations including church council, hospital, school boards and foundations. He is currently the Chair of the Lighted Way Foundation and is active in the Peru Rotary Club. His experience in health care and serving on many boards of directors over the past 41 years brings knowledge of the financial and humanitarian needs of the community to Peru Federal to facilitate Peru Federal’s ability to serve its community.

Dale R. Tieman is the Executive Vice President and Chief Operations Officer of Peru Federal. Mr. Tieman has been with Peru Federal since 2001. He began his career with Peru Federal as a Financial Advisor and has advanced to different positions with Peru Federal. In 2009, he was promoted to Executive Vice President/Chief Operations Officer. Mr. Tieman serves on the board for several local non-for-profit organizations. Mr. Tieman holds Series 7, 63 and 65 securities licenses and is a graduate of the Graduate School of Banking, Madison. With his over 25 years of community banking experience and knowledge of Peru Federal’s business and market area, Mr. Tieman provides Peru Federal’s board of directors with valuable insight into the business of Peru Federal.

Executive Officers Who are not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is at December 31, 2022.

Christopher J. Vaske, age 53, has served as Senior Vice President and Chief Lending Officer since 2012. Before joining Peru Federal, he served as a commercial lending officer, commercial underwriter and credit officer for two regional financial institutions. He received his Bachelor of Science in Marketing, with a minor in finance, and a Masters of Business Administration from the University of Iowa. Mr. Vaske has served the community in leadership roles for many local organizations and currently is the Board Treasurer of the Lighted Way Association, Autism Foundation of the Illinois Valley, LPHS Band Parent Association, LaSalle Rotary Park Foundation and the Depue Community Unit School District 103.

Meetings and Committees of the Board of Directors of PFS Bancorp and Peru Federal

The board of directors of PFS Bancorp has met two times since the incorporation of PFS Bancorp to address certain organizational matters and matters related to the conversion and stock offering, and has established the following standing committees: Audit Committee (consisting of Michael J. Rooney and Cynthia L. Kurkowski), Compensation Committee (consisting of Michael J. Rooney and Cynthia L. Kurkowski), and Nominating Committee (consisting of James J. Brady, IV and Jonathan F. Brandt). Each these committee is expected to operate under a written charter, which governs its composition, responsibilities and operations. The board of directors of PFS Bancorp has designed Cynthia L. Kurkowski, a certified public accountant (inactive), as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

During the year ended December 31, 2022, Peru Federal’s board of directors met 26 times. The Peru Federal board of directors conducts business through several committees, including an audit committee, a loan committee and an asset/liability management committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both PFS Bancorp and Peru Federal including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. Federal law generally prohibits publicly traded companies from making loans and extensions of credit to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Peru Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. All loans made to our executive officers and directors that were outstanding at December 31, 2022, were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Peru Federal and did not involve more than the normal risk of collectability or present other unfavorable features. All such other loans were performing according to their original repayment terms at December 31, 2022, and were made in compliance with federal banking regulations.

Other. Jonathan F. Brandt, a director of PFS Bancorp and Peru Federal, is an attorney-at-law and the primary shareholder of the law firm of Duncan & Brandt, PC. The law firm performs legal work for Peru Federal. For the years ended December 31, 2022 and 2021, Peru Federal paid legal fees to the law firm of $69,000 and $73,000, respectively. These fees were paid in the ordinary course of business and on substantially the same terms and conditions as for unrelated third parties.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2022. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($) (1)	Total ($)
Eric J. Heagy, CPA President and Chief Executive Officer	2022	205,000	20,000	12,695	237,695
Dale R. Tieman
Executive Vice President, Chief Operations Officer and Corporate Secretary	2022	146,000	10,000	8,801	164,801
Christopher J. Vaske Senior Vice President and Chief Lending Officer	2022	125,000	10,000	7,750	142,750

(1)	The compensation disclosed in the “All Other Compensation” column consists of the following:

Name	Life Insurance Imputed Income ($)	401(k) Plan Employer Contributions ($)	Total All Other Compensation ($)
Eric J. Heagy, CPA	127	12,568	12,695
Dale R. Tieman	180	8,621	8,801
Christopher J. Vaske	284	7,466	7,750

Proposed Employment Agreements. Peru Federal does not currently maintain employment agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into an employment agreement with each of Eric J. Heagy, Dale R. Tieman and Christopher Vaske. Our continued success depends to a significant degree on their skills and competence and the employment agreements are intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreements for Messrs. Heagy, Tieman and Vaske will have initial terms that commences on the date of conversion and stock offering and continues until December 31, 2023. Commencing on January 1, 2024, the respective terms will continue thereafter for three years for Mr. Heagy’s agreement and two years for Messrs. Tieman and Vaske’s agreement. On January 1, 2025 and each January 1 thereafter, the respective terms of the agreements will extend for an additional year, so that the respective terms again become three years for Mr. Heagy’s agreement and two years for Messrs. Tieman and Vaske’s agreements. However, at least thirty (30) days before a January 1st renewal date of the respective terms of the agreements, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Messrs. Heagy, Tieman and Vaske and affirmatively approve any extension of the respective agreements for an additional year or determine not to extend the term of any of the agreements. If the board of directors determines not to extend the term, it must notify the executive before the applicable January 1st renewal date and the term of the applicable agreement will expire at the end of the then current term. If a change in control occurs during the terms of the employment agreements, the terms of the respective agreements will automatically renew for three years for Mr. Heagy’s agreement and two years for Messrs. Tieman and Vaske’s agreements from the date of the change in control.

The employment agreements will provide Messrs. Heagy, Tieman and Vaske with an annual base salary of $205,000, $146,000 and $130,000, respectively. The board of directors will review the executive’s base salary at least annually and the base salary may be increased, but not decreased, except for a decrease that is generally applicable to all employees. In addition to receiving base salary, Messrs. Heagy, Tieman and Vaske will participate in any bonus programs and benefit plans made available to senior management employees. Peru Federal will also reimburse Messrs. Heagy, Tieman and Vaske for all reasonable business expenses incurred in performing their duties.

If Messrs. Heagy’s, Tieman’s or Vaske’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event other than in connection with a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) the base salary and bonuses (based on the highest bonus paid during the prior three years) the executive would have received during the remaining term of the respective employment agreement, (ii) the present value of the contributions that would have been made on the executive’s behalf under Peru Federal’s defined contribution plans as if executive had continued working for Peru Federal for the remaining term of the agreement, and (iii) continued nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by Peru Federal for the executive, at no cost to the executive, for the remaining unexpired term of the agreement.

If Messrs. Heagy’s, Tieman’s or Vaske’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” (as defined in the agreement) in either event within eighteen (18) months following a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) three times the sum of (a) the highest annual base salary paid to the executive at any time under the agreement, and (b) the highest bonus paid to the executive with respect to the three completed fiscal years before the change in control, (ii) the present value of the contributions that would have been made on the executive’s behalf under Peru Federal’s defined contribution plans as if executive had continued working for Peru Federal thirty-six (36) months, and (iii) continued nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by Peru Federal for the executive, at no cost to the executive, for thirty-six (36) months. The severance benefits under Messrs. Tieman’s and Vaske’s respective employment agreements may be reduced if the severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code.

If Messrs. Heagy, Tieman or Vaske become disabled during the term of the respective employment agreement, the executive will be entitled to receive benefits under all short-term or long-term disability plans maintained by Peru Federal for its executives. To the extent such benefits are less than executive’s base salary, Peru

Federal shall pay the executive an amount equal to the difference between such disability plan benefits, the executive’s social security disability benefits and the amount of executive’s base salary for the longer of one (1) year following the termination of the executive’s employment due to disability or the remaining term of the employment agreement, payable in accordance with the regular payroll practices of Peru Federal. In addition, the executive will be entitled to continued non-taxable medical and dental coverage that is substantially comparable, as reasonably available, to the coverage maintained by Peru Federal for the executive before the termination of the executive’s employment until the earlier of (i) the date the executive returns to the full-time employment of Peru Federal; (ii) executive’s full-time employment by another employer; (iii) expiration of the remaining term of the agreement; or (iv) executive’s death.

If the executive dies while employed by Peru Federal, the executive’s beneficiaries will receive the executive’s base salary, payable in accordance with the regular payroll practices of Peru Federal, for a period of one (1) year from the date of executive’s death, and Peru Federal shall continue to provide non-taxable medical, and dental insurance benefits normally provided to the executive’s family (in accordance with its customary co-pay percentages) for twelve (12) months after the executive’s death.

Upon termination of employment, Messrs. Heagy, Tieman or Vaske will be required to adhere to a one-year non-solicitation restriction and a six month non-competition restriction (other than a termination in connection with a change in control).

Salary Continuation Agreement. In connection with the conversion and stock offering, Peru Federal intends to enter into a salary continuation agreement with Mr. Heagy. Under the agreement, if Mr. Heagy separates from service after reaching the normal retirement age of age sixty-two (62), he will be entitled to an annual benefit equal to $25,000. This benefit payment will begin on the first business day of the first month following the executive’s separation from service and will be payable monthly for a period of 120 months.

If Mr. Heagy separates from service before reaching normal retirement age (other than on account of death or for cause), he will be entitled to the accrued benefit (i.e., the amount accrued for GAAP purposes), paid in a lump sum on the first business day of the first month following the executive’s separation from service. If Mr. Heagy experiences a qualifying termination of employment within two years following a change in control and before age sixty-two (62), he will receive an amount equal to the present value of the normal retirement benefit under the agreement (regardless of the executive’s age at the time). The benefit will be paid to him in a lump sum on the first business day of the first month following the executive’s separation from service.

If Mr. Heagy dies before a separation from service and before age sixty-two (62), the executive’s beneficiary will receive the accrued benefit paid in a lump sum on the first business day of the first month following the executive’s death. If Mr. Heagy dies before a separation from service and after age sixty-two (62), the executive’s beneficiary will receive the benefits (at the same time and in the same form) he would have continued to have received under the agreement had he survived. If Mr. Heagy dies while receiving benefits, the executive’s beneficiary will continue to receive the benefit payments (at the same time and in the same form) he would have continued to have received under the agreement had he survived.

Deferred Compensation Plan. Peru Federal maintains the Peru Federal Savings Bank Amended and Restated Deferred Compensation Plan, pursuant to which directors may elect to defer a portion of their director’s fees each year. Peru Federal credits the deferred amounts with earnings at a rate equivalent to the Moody’s Aaa seasoned bond rate as of December 31 of the previous year. Directors may elect to receive their deferred fees and earnings when they separate from service or at a specified date and have the benefits paid in a lump sum or installments. In connection with the conversion and stock offering, Peru Federal’s board of directors has amended and restated the deferred compensation plan to (i) permit the amounts credited on behalf of a participant to be invested in the common stock of PFS Bancorp, and (ii) allow certain executives to participate and defer salary and cash bonuses. In addition, and in connection with the conversion and stock offering, the board of directors adopted a rabbi trust to hold shares of common stock of PFS Bancorp that may be purchased with the amounts credited under the deferred compensation plan. Shares of common stock of PFS Bancorp purchased with amounts credited under the deferred compensation plan will be distributed in the form of common stock of PFS Bancorp.

Supplemental Life Insurance Agreement. Peru Federal has entered into a Peru Federal Savings Bank Supplemental Life Insurance Agreement with each named executive officer. Peru Federal purchased life insurance policies on the life of each named executive officer in an amount sufficient to provide for the benefits under the agreement. The named executive officer has the right to designate a beneficiary who will receive the executive’s share of the proceeds payable upon the executive’s death. The policies are owned by Peru Federal, which paid the premium due on the policies. In accordance with the terms of the agreement, upon the death of a covered executive before a separation from service, the executive’s beneficiary, would be entitled to the lesser of (i) one times the covered executive’s annual base salary or (ii) the net death proceeds. The “net death proceeds” amount equals the total death benefit of a life insurance policy less the cash surrender value of the policy.

401(k) Plan. Peru Federal maintains the Peru Federal Savings Bank Profit Sharing and 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age 21 and completed three months of service. Employees become eligible for employer contributions, including matching contributions, after they attain age 21 and complete one year of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2023, the salary deferral contribution limit is $22,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,000. In addition to salary deferral contributions, Peru Federal currently makes two types of contributions: (i) a contribution equal to 3.0% of a participant’s compensation, even if such participant does not elect to make salary deferral contributions, and (ii) matching contributions at the level of 50% of the participant’s salary deferral on the first 5% of the participant’s compensation (for a total possible employer match of 2.5%).

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after two years of service, so that a participant will become fully vested after completing six years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

Expense recognized in connection with the 401(k) Plan totaled $73,000 for the year ended December 31, 2022.

Employee Stock Ownership Plan. Peru Federal intends to adopt an employee stock ownership plan, effective January 1, 2023, for eligible employees. It is anticipated that eligible employees will include employees who have attained age 21 and have completed one year of service. Employees employed as of January 1, 2023, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the sum of the number of shares of PFS Bancorp common stock sold in the stock offering and contributed to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from PFS Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Peru Federal’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year beginning after two years of service, such that the participants will be 100% vested upon completion of six years of credited services. Participants who were employed by Peru Federal immediately before the completion of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Peru Federal will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of PFS Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of PFS Bancorp.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2022, certain information as to the total renumeration paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Michael J. Rooney, Chairman	35,200	(1)	—	(1)	35,200
Jonathan F. Brandt, Vice Chairman	31,200		68,591	(2)	99,791
Cynthia L. Kurkowski, CPA	31,200		—		31,200
James J. Brady, IV	31,200		—		31,200

(1)	Cash fees of $35,200 were deferred pursuant to the Peru Federal Savings Bank Deferred Compensation Plan and the earnings on Mr. Rooney’s account balance in the plan were based on an interest rate below the applicable market interest rate.
(2)	Represents retainer paid to Mr. Brandt’s law firm, Duncan & Brandt P.C., of $52,000 and loan document preparation fees of $16,591.

Peru Federal pays director fees only to the directors who are not employees of Peru Federal. For the year ended December 31, 2022, the non-employee directors of Peru Federal received an annual retainer of $13,000 ($16,000 for the Chairman of the Board) and $700 for attendance at each meeting of the board of directors or of its committees. Peru Federal’s board of directors meet at least bi-monthly. During the year ended December 31, 2022, the board of directors met and were paid for 26 meetings. Commencing January 1, 2023, Peru Federal no longer pays any fees for attendance at meetings of the Board of Directors or of its committees and Peru Federal increased the annual retainer to $35,000 ($38,000 for the Chairman of the Board).

Each individual who serves as a director of Peru Federal also serves as a director of PFS Bancorp. Initially, the non-employee directors of Peru Federal will receive director fees only in their capacity as a director of Peru Federal. Following the completion of the conversion and stock offering, PFS Bancorp may also determine to pay director fees but has not determined to do so at this time.

Deferred Compensation Plan

Peru Federal maintains the Peru Federal Savings Bank Amended and Restated Deferred Compensation Plan, pursuant to which directors may elect to defer a portion of their director’s fees each year. Peru Federal credits the deferred amounts with earnings at a rate equivalent to the Moody’s Aaa seasoned bond rate as of December 31 of the previous year. Directors may elect to receive their deferred fees and earnings when they separate from service or at a specified date and have the benefits paid in a lump sum or installments. In connection with the conversion and stock offering, Peru Federal’s board of directors amended and restated the deferred compensation plan to (i) permit the amounts credited on behalf of a participant to be invested in the common stock of PFS Bancorp and (ii) allow certain executives to participate and defer salary and cash bonuses. In addition, the board of directors adopted a rabbi trust to hold shares of common stock of PFS Bancorp that may be purchased with the amounts credited under the deferred compensation plan. Shares of common stock of PFS Bancorp purchased with amounts credited under the deferred compensation plan will be distributed in the form of common stock of PFS Bancorp.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion and stock offering, and, if adopted within 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under any plan;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation, unless Peru Federal has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of PFS Bancorp or Peru Federal.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion and stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of PFS Bancorp when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$8.00	$448	$525	$602	$690
10.00	560	656	752	862
12.00	672	787	902	1,035
14.00	784	918	1,053	1,207

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of PFS Bancorp when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range

(In thousands, except exercise price and fair value information)
$8.00	$3.26	$456	$535	$613	$703
10.00	4.07	570	667	765	877
12.00	4.89	685	802	919	1,054
14.00	5.70	798	935	1,072	1,229

The above tables are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent Outstanding at Minimum of Offering Range (2)

James J. Brady, Director	35,000	$350,000	2.5%
Jonathan F. Brandt, Vice Chairman of the Board	40,000	400,000	2.9
Eric J. Heagy, CPA, President, Chief Executive Officer, Chief Financial Officer, and Director	10,000	100,000	*
Cynthia L. Kurkowski, CPA, Director	25,000	250,000	1.8
Michael J. Rooney, O.D., Chairman of the Board	40,000	400,000	2.9
Dale R. Tieman, Executive Vice President, Chief Operations Officer, and Director (3)	—	—	—
Christopher J. Vaske, Senior Vice President and Chief Lending Officer	5,000	50,000	*
All directors and executive officers as a group (7 persons)	155,000	$1,550,000	11.1%

*	Less than 1.0%
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household, if any. Other than as set forth above, the named individual is not aware of any other intended purchases by a person or entity that would be considered an associate of the named individual under the plan of conversion.
(2)	Percentage based on a denominator equal to the sum of 1,360,000 shares of common stock sold in the stock offering at the minimum of the offering range and 40,000 shares of common stock contributed to the charitable foundation.
(3)	Mr. Tieman is affiliated with a broker-dealer regulated by the Financial Institutions Regulatory Authority (FINRA). FINRA rules prohibit him from participating in the stock offering due to that affiliation.

THE CONVERSION AND STOCK OFFERING

The board of directors of Peru Federal has approved the plan of conversion. The plan of conversion provides for the establishment and funding of the charitable foundation. The plan of conversion must also be approved by Peru Federal’s members (its depositors). The establishment and funding of the charitable foundation must also be approved by Peru Federal’s members, by a separate vote. A special meeting of members has been called for these purposes. Peru Federal has filed an application with respect to the conversion and stock offering with the OCC, and PFS Bancorp has filed a holding company application with the Federal Reserve Board. The approvals of the OCC and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Peru Federal initially adopted and approved the plan of conversion on March 6, 2023, and amended and restated it on April 17, 2023. According to the plan of conversion, Peru Federal will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Peru Federal has organized a new Maryland stock holding company, named PFS Bancorp, which will sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering are completed, all of the capital stock of Peru Federal will be owned by PFS Bancorp, and all of the common stock of PFS Bancorp will be owned by its stockholders.

PFS Bancorp expects to retain between $4.8 million and $6.8 million of the net proceeds of the stock offering, or $8.0 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Peru Federal will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that PFS Bancorp will invest in Peru Federal $6.1 million, $7.3 million, $8.5 million and $9.8 million, respectively, of the net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range. The conversion and stock offering will be consummated only upon the sale of at least 1,360,000 shares of our common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by KBW, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of PFS Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Peru Federal and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Peru Federal’s application for approval to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to PFS Bancorp’s registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Peru Federal by purchasing shares of common stock of PFS Bancorp.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Peru Federal has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Peru Federal is required to approve the plan of conversion and to approve the establishment and funding of the charitable foundation. A special meeting of members to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation has been set for June 29, 2023, and a proxy statement will be sent to the members of Peru Federal eligible to vote at the special meeting of members to solicit their votes in favor of the plan of conversion and the establishment and funding of the charitable foundation. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve PFS Bancorp’s holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion and stock offering is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Peru Federal will continue to be a federally-chartered savings bank and will continue to be regulated by the OCC, while PFS Bancorp will be regulated by the Federal Reserve Board. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Peru Federal at the time of the conversion will serve as the directors of Peru Federal and of PFS Bancorp after the conversion and stock offering.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Peru Federal at the time of the conversion will automatically continue as a depositor after the conversion and stock offering, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion and stock offering. Each such account will be insured by the FDIC to the same extent as before the conversion and stock offering. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Peru Federal will be affected by the conversion and stock offering, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion and stock offering.

Effect on Voting Rights of Members. All of our depositors are members of and have voting rights in Peru Federal as to all matters requiring a vote of members, including the election of directors of Peru Federal, proposed amendments to Peru Federal’s charter, and the vote on the plan of conversion. Upon completion of the conversion and stock offering, Peru Federal will cease to have members and former members will no longer have voting rights in Peru Federal. Upon completion of the conversion and stock offering, all voting rights in Peru Federal will be vested in PFS Bancorp as the sole stockholder of Peru Federal. The stockholders of PFS Bancorp will possess exclusive voting rights with respect to PFS Bancorp common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion and stock offering to the effect that the conversion will not be taxable for federal or Illinois income tax purposes to Peru Federal or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Peru Federal has both a deposit account in Peru Federal and a pro rata ownership interest in the net worth of Peru Federal based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Peru Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Peru Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Peru Federal, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Peru Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Peru Federal were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2021 and March 31, 2023 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to PFS Bancorp as the sole owner of Peru

Federal’s capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and OCC regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial, an independent appraisal firm, to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one final update valuation, Feldman Financial will receive a fee of $45,000, and will be reimbursed for its expenses up to $5,000.

We are not affiliated with Feldman Financial, and neither we nor Feldman Financial has an economic interest in or is held in common with the other. Feldman Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma effect of the conversion and stock offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Feldman Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The independent valuation was prepared by Feldman Financial in reliance upon the information contained in this prospectus, including our financial statements. Feldman Financial also considered the following factors, among others:

•	the operating results and financial condition of Peru Federal and the projected operating results and financial condition of PFS Bancorp;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on PFS Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of PFS Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Feldman Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Peru Federal. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria: (i) total assets of less than $1.0 billion, (ii) tangible equity-to-assets ratios of greater than 7.0%, (iii) total market capitalization of less than $100 million, and (iv) initial emphasis on including Midwest institutions and expanded subsequently to consider Southwest, Southeast, or Mid-Atlantic institutions. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by Feldman Financial resulted in each of the peer group companies having total assets greater than Peru Federal’s asset size. The peer group also exhibited moderately higher profitability and capital levels than Peru Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Peru Federal provided for a meaningful basis of comparison for valuation pricing purposes.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 2.85%, and purchases in the open market of 4.0% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

In applying each of the valuation methods, Feldman Financial considered adjustments to the pro forma market value based on a comparison of PFS Bancorp with the peer group. Feldman Financial made downward adjustments for earnings growth and viability, market area, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for earnings growth and viability was prompted by Peru Federal’s lower net interest margin and less favorable efficiency ratio as compared to the overall peer group companies. The downward adjustment for market area reflected the less favorable demographic measures for Peru Federal’s primary market area regarding unemployment rates, population growth and household income levels compared to the primary market areas of the peer group companies. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. Feldman Financial made no adjustments for financial condition, management, dividend policy, and subscription interest.

On the basis of the foregoing, Feldman Financial’s independent valuation states that as of February 21, 2023, as updated as of April 10, 2023, the estimated pro forma market value of PFS Bancorp was $16.4 million (inclusive of the shares of common stock to be contributed to the charitable foundation). Based on OCC regulations, this market value forms the midpoint of a range with a minimum of $14.0 million and a maximum of $18.8 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 1,360,000 shares, the midpoint of the offering range is 1,600,000 shares and the maximum of the offering range is 1,840,000 shares, or 2,116,000 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for the peer group companies and for PFS Bancorp (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. These ratios are based on PFS Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2023. The peer group ratios are based on financial data as of December 31, 2022 and stock prices as of April 10, 2023. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 25.5% on a price-to-core earnings basis and a discount of 36.4% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
PFS Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	17.24	x	57.47%	57.47%
Maximum	15.38	x	53.59%	53.59%
Midpoint	13.70	x	49.73%	49.73%
Minimum	11.90	x	45.35%	45.35%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	18.39	x	72.96%	78.24%
Median	18.52	x	76.92%	77.12%

(1)	Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”
(2)	Pro forma pricing ratios for PFS Bancorp calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended March 31, 2023. These ratios are different from those presented in “Pro Forma Data.”

The following table presents information regarding the peer group companies utilized by Feldman Financial in its independent appraisal.

Company Name	Ticker Symbol	Headquarters	Total Asset as of December 31, 2022 (in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$543.0
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	263.3
Cullman Bancorp, Inc.	CULL	Cullman, AL	423.2
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	386.3
Home Federal Bancorp Inc. of Louisiana	HFBL	Shreveport, LA	576.5
IF Bancorp, Inc.	IROQ	Watseka, IL	823.7
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	821.6
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	269.2
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	264.2
PB Bankshares, Inc.	PBBK	Coatesville, PA	386.5
TC Bancshares, Inc.	TCBC	Thomasville, GA	429.6
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	417.3

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Feldman Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value (inclusive of the shares of common stock to be contributed to the charitable foundation) to less than $14.0 million or more than $18.8 million, the updated appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial did not independently verify our financial statements and other information that we provided to them, nor did Feldman Financial independently value our assets or liabilities. The independent valuation considers Peru Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $21.6 million (inclusive of the shares of common stock to be contributed to the charitable foundation), which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,116,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $21.6 million, and a corresponding increase in the offering range to more than 2,116,000 shares, or a decrease in the minimum of the valuation range to less than $14.0 million and a corresponding decrease in the offering range to less than 1,360,000 shares, then we will promptly return, with interest at a rate of 0.10% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of Feldman Financial’s independent valuation appraisal report is available for inspection at our offices, as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the descending order of priority disclosed below. The filling of all valid subscriptions we receive will depend on the availability of common stock after satisfaction of all valid subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2021 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 25,000 shares ($250,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at the close of business on December 31, 2021. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2021.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Our employee stock ownership plan intends to purchase up to 8% of the sum of the total number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit at the close of business on March 31, 2023 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares ($250,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on March 31, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor as of the close of business on the voting record date of

May 1, 2023, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares ($250,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on May 1, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 1:00 p.m., Central time, on June 15, 2023, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received valid purchase orders for at least 1,360,000 shares within 45 days after the June 15, 2023 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.10% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond July 31, 2023 is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois.

Subscribers in any community offering may purchase up to 25,000 shares ($250,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Bureau, LaSalle and Putnam Counties in Illinois. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Bureau, LaSalle or Putnam Counties in Illinois, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Bureau, LaSalle or Putnam Counties in Illinois is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Bureau County, LaSalle County or Putnam County, in Illinois. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 1:00 p.m., Central time, on June 15, 2023, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond July 31, 2023. If an extension beyond July 31, 2023 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 29, 2025, which is two years after the date of the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, KBW will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are FINRA member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.

In any syndicated community offering, any person may purchase up to 25,000 shares ($250,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Peru Federal deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $15.3 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.10% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Peru Federal and PFS Bancorp, on one hand, and KBW, on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 1:00 p.m., Central time, on June 15, 2023, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond July 31, 2023. If an extension beyond July 31, 2023 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 29, 2025, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 40,000 shares ($400,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 32% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5.0% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation;

(ii)	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois.

The term “associate” of a person means:

(1)	any corporation or organization, other than Peru Federal, PFS Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Peru Federal or PFS Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Peru Federal or PFS Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of PFS Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription offering and any community offering, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best efforts basis in the subscription offering and any community offering by:

•	advising us on the financial and securities market implications of the conversion and stock offering and the plan of conversion;

•	assisting us in structuring and marketing the stock offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the stock offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other financial advisory and investment banking services as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, KBW has received a non-refundable management fee of $25,000 and will receive at the closing of the stock offering a success fee of $300,000. The non-refundable management fee will be credited against the success fee. In addition, if KBW is required or requested to provide significant services as a result of a resolicitation of subscribers, it will be entitled to additional compensation for such services, not to exceed $25,000.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of up to 6.0% of the aggregate dollar amount of common stock sold in the syndicated community offering to KBW and any other broker-dealers participating in the syndicated community offering.

Expenses. KBW will also be reimbursed for reasonable out-of-pocket expenses, not to exceed $30,000, and fees and expenses of its legal counsel not to exceed $100,000. These expenses may be increased by additional amounts not to exceed $10,000 and $15,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the stock offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $155,000. If the plan of conversion is terminated or if KBW’s engagement is terminated in accordance with the provisions of the agency agreement, KBW will receive reimbursement of its reasonable out-of-pocket expenses. KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay KBW fees and expenses for serving as records management agent, as described below.

Records Management

We have also engaged KBW to serve as conversion and records management agent in connection with the conversion and stock offering. In its role as conversion and records management agent, KBW will assist us in the stock offering by:

•	reviewing our deposit accounts and create a master file of Peru Federal’s members (i.e., depositors) as of the key record dates;

•	assisting us in designing and preparing proxy forms and stock order forms;

•	tabulating proxies from members of Peru Federal;

•	acting as or supporting the inspector of election at Peru Federal’s special meeting of members;

•	operating and managing the Stock Information Center; and

•	processing stock order forms.

KBW will receive fees of $30,000 for these services, of which $15,000 has been paid as of the date of this prospectus. The remaining balance will be paid upon the closing of the conversion and stock offering. These fees can be increased by up to $15,000 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing due to changes in key record dates. KBW will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $7,500.

Indemnity

We have agreed to indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the conversion and stock offering.

Solicitation of Officers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Peru Federal may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by KBW or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by KBW or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 1:00 p.m., Central time, on June 15, 2023, unless we extend one or both for up to 45 days, with the approval of the OCC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond July 31, 2023 would require the OCC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.10% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.10% per annum, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the June 15, 2023 expiration date of the stock offering, according to Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery according to Rule 15c2-8. Stock order forms will be distributed only with, or preceded by, a prospectus.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 1:00 p.m., Central time, on June 15, 2023. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver your stock order form Peru Federal’s main office located at 1730 Fourth Street, Peru, Illinois. Hand-delivered stock order forms will be accepted only at this location. Do not mail stock order forms to Peru Federal.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Peru Federal, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to PFS Bancorp, Inc.;

(ii)	authorization of withdrawal of available funds from your Peru Federal deposit account(s); or

(iii)	cash.

Cash will only be accepted at Peru Federal’s main office and it will be converted to a bank check. Please do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Peru Federal are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Peru Federal and will earn interest at 0.10% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to PFS Bancorp) or a Peru Federal line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Peru Federal. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Peru Federal deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by July 31, 2023. If the subscription offering and any community offering are extended past July 31, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.10% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

OCC regulations prohibit Peru Federal from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or PFS Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Peru Federal or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Peru Federal’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Peru Federal, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as your IRA custodian. If you do purchase shares of PFS Bancorp common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, you acknowledge that KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates do not receive additional fees or compensation as a result of the purchase of PFS Bancorp common stock through a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, or other retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Peru Federal or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the June 15, 2023 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit or loan account. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at 1-(800) 945-8598 (toll-free). The Stock Information Center is accepting telephone calls Monday through Friday, between 9:00 a.m. and 3:00 p.m., Central time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Peru Federal before the completion of the conversion and stock offering, all claims of creditors of Peru Federal, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Peru Federal remaining, depositors of Peru Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Peru Federal immediately before liquidation. In the unlikely event that Peru Federal were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to PFS Bancorp in its capacity as the sole holder of Peru Federal capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account

Holders in an amount equal to the total equity of Peru Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Peru Federal after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Peru Federal after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Peru Federal, would be entitled, on a complete liquidation of Peru Federal after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of PFS Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Peru Federal as of the close of business on December 31, 2021. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on December 31, 2021 bears to the balance of all such deposit accounts in Peru Federal on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Peru Federal as of the close of business on March 31, 2023. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on March 31, 2023 bears to the balance of all such deposit accounts in Peru Federal on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on December 31, 2021 or March 31, 2023, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to PFS Bancorp in its capacity as the sole stockholder of Peru Federal.

Material Income Tax Consequences

Consummation of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion and stock offering will not be a taxable transaction to Peru Federal, PFS Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Peru Federal or PFS Bancorp would prevail in a judicial proceeding.

Peru Federal and PFS Bancorp have received an opinion from its counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.	The conversion of Peru Federal to a federally-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Peru Federal will not recognize any gain or loss upon the receipt of money from PFS Bancorp in exchange for shares of common stock of Peru Federal.

3.	The basis and holding period of the assets received by Peru Federal, in stock form, from Peru Federal, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Peru Federal, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Peru Federal, in stock form, in the same dollar amount and under the same terms as held at Peru Federal, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Peru Federal, in stock form, in exchange for their ownership interests in Peru Federal, in mutual form.

5.	The basis of the account holders’ deposit accounts in Peru Federal, in stock form, will be the same as the basis of their deposit accounts in Peru Federal, in mutual form. The basis of the Eligible Account Holders and the Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of PFS Bancorp common stock, provided that the amount to be paid for PFS Bancorp common stock is equal to the fair market value of PFS Bancorp common stock.

7.	It is more likely than not that the basis of the shares of PFS Bancorp common stock purchased in the stock offering will be the purchase price. The holding period of the PFS Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by PFS Bancorp on the receipt of money in exchange for shares of PFS Bancorp common stock sold in the stock offering.

In the view of Feldman Financial (which is acting as independent appraiser of the value of the shares of PFS Bancorp common stock), the subscription rights do not have any value for the reasons set forth above. Feldman Financial’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and PFS Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Peru Federal are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from Feldman Financial stating its belief that the benefit provided by the Peru Federal liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Peru Federal liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Peru Federal, its members, PFS Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that PFS Bancorp or Peru Federal would prevail in a judicial or administrative proceeding.

The federal income tax opinion has been filed with the Securities and Exchange Commission as an exhibit to PFS Bancorp’s registration statement. An opinion regarding the Illinois income tax consequences consistent with the federal income tax opinion has been issued by Wipfli LLP.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors and executive officers of Peru Federal, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or executive officer of PFS Bancorp or Peru Federal generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of PFS Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit PFS Bancorp from repurchasing its shares of common stock during the first year following the conversion and stock offering, unless compelling business reasons exist to do so or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

PERU FEDERAL SAVINGS CHARITABLE FOUNDATION, INC.

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, the Peru Federal Savings Charitable Foundation, Inc., as a non-stock, nonprofit Delaware corporation in connection with the conversion and stock offering. The charitable foundation will be funded with cash and shares of our common stock, as described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Peru Federal’s community banking franchise. The conversion and stock offering present a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation. The establishment and funding of the charitable foundation is subject to regulatory approval and approval by Peru Federal’s members.

Purpose of the Charitable Foundation

In connection with the closing of the conversion and stock offering, we intend to contribute to the charitable foundation $100,000 in cash and 40,000 shares of our common stock, for an aggregate contribution of $500,000 based on the $10.00 per share offering price.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the conversion and stock offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Peru Federal, forming a partnership within the communities in which Peru Federal operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Cynthia L. Kurkowski, CPA, a director of Peru Federal, and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have selected Jennifer Scheri, a member of the Peru Education Foundation, as the independent director with experience with local charitable organizations and grant making. For five years after the conversion and stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not an officer, director or employee of PFS Bancorp or Peru Federal, and at least one seat on the charitable foundation’s board of directors will be reserved for a director of Peru Federal.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at Peru Federal’s main office. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Peru Federal and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(i)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Income Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) tax exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The OCC requires that, before Peru Federal’s board of directors adopted the plan of conversion, the board of directors had to identify its member(s) that will serve on the charitable foundation’s board of directors, and these director(s) could not participate in the discussions of Peru Federal’s board of directors concerning contributions to the charitable foundation, and could not vote on the matter. Peru Federal’s board of directors complied with this regulation in adopting the plan of conversion.

The OCC will generally not object if a well-capitalized federal savings association or savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a conversion stock offering. Peru Federal qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The OCC imposes the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the appropriate federal banking agency may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

RESTRICTIONS ON ACQUISITION OF PFS BANCORP

Although the board of directors of PFS Bancorp is not aware of any effort that might be made to obtain control of PFS Bancorp after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in PFS Bancorp’s articles of incorporation and bylaws to protect the interests of PFS Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Peru Federal, PFS Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of PFS Bancorp’s articles of incorporation and bylaws, Peru Federal’s federal stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in PFS Bancorp’s articles of incorporation and bylaws and Peru Federal’s federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Peru Federal’s application for conversion filed with the OCC, and except for Peru Federal’s federal stock charter and bylaws, PFS Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

PFS Bancorp’s Articles of Incorporation and Bylaws

PFS Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of PFS Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Peru Federal;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon PFS Bancorp entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to PFS Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of PFS Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of PFS Bancorp or Peru Federal) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within a 30-mile radius of the main office of Peru Federal; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of PFS Bancorp.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of PFS Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of PFS Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of PFS Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon PFS Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, PFS Bancorp and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of PFS Bancorp;

•	whether a more favorable price could be obtained for PFS Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of PFS Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of PFS Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of PFS Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that PFS Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to PFS Bancorp at least 90 days before and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to PFS Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by PFS Bancorp.

Authorized but Unissued Shares. After the conversion and stock offering, PFS Bancorp will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. PFS Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that PFS Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that PFS Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of PFS Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of PFS Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire PFS Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by PFS Bancorp;

(xii)	the limitation of liability of officers and directors to PFS Bancorp for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that PFS Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Peru Federal’s Stock Charter

The federal stock charter of Peru Federal provides that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than PFS Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Peru Federal. This provision does not apply to any tax-qualified employee benefit plan of Peru Federal or PFS Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Peru Federal or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Peru Federal. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the OCC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC defines “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF PFS BANCORP

General

PFS Bancorp is authorized to issue 14,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. PFS Bancorp currently expects to issue in the stock offering up to 1,840,000 shares of common stock and contribute 40,000 shares of common stock to the charitable foundation. It will not issue shares of preferred stock in the stock offering or contribute shares of preferred stock to the charitable foundation. Each share of PFS Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock and the contribution of the common stock to the charitable foundation, each according to the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of PFS Bancorp will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.

Common Stock

Dividends. PFS Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of PFS Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If PFS Bancorp issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of PFS Bancorp will have exclusive voting rights in PFS Bancorp. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of PFS Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If PFS Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Peru Federal will be vested in its board of directors, who elect the officers of Peru Federal and who fill any vacancies on the board of directors. Voting rights in Peru Federal will be vested exclusively in the owner of the shares of capital stock of Peru Federal, which will be PFS Bancorp, and voted at the direction of PFS Bancorp’s board of directors. Consequently, the holders of the common stock of PFS Bancorp will not have direct control of Peru Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of Peru Federal, PFS Bancorp, as the owner of all of Peru Federal’s capital stock, would be entitled to receive all assets of Peru Federal available for distribution, after payment or provision for payment of all debts and liabilities of Peru Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of PFS Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of PFS Bancorp available for distribution. If preferred stock is issued by PFS Bancorp, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of PFS Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

No shares of PFS Bancorp’s authorized preferred stock will be issued as part of the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of PFS Bancorp provide that, unless PFS Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PFS Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PFS Bancorp to PFS Bancorp or PFS Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of PFS Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with PFS Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. See “Risk Factors – Risks Related to the Stock Offering – Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholders litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”

TRANSFER AGENT

The transfer agent and registrar for PFS Bancorp’s common stock will be Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Peru Federal at December 31, 2022 and 2021 and for each of the years ended December 31, 2022 and 2021 have been included herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial has consented to the publication in this prospectus of the summary of its report to PFS Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN AUDITOR

On December 12, 2022, Peru Federal dismissed FORVIS, LLP (formerly BKD, LLP) and engaged Wipfli LLP as its independent auditor. This change in auditors was approved by Peru Federal’s Audit Committee. Wipfli LLP was engaged to audit the consolidated financial statements of Peru Federal for the years ended December 31, 2022 and 2021 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Wipfli LLP, Peru Federal did not consult with Wipfli LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wipfli LLP on Peru Federal’s consolidated financial statements, and Wipfli LLP did not provide any written or oral advice that was an important factor considered by Peru Federal in reaching a decision as to any such accounting, auditing or financial reporting issue, and Peru Federal did not consult with Wipfli LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of FORVIS, LLP on its audit of the consolidated financial statements of Peru Federal for the years ended December 31, 2021 and 2020, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the consolidated financial statements of Peru Federal for the years ended December 31, 2021 and 2020, performed under AICPA standards, there were no disagreements with FORVIS, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of FORVIS, LLP, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Peru Federal provided FORVIS, LLP with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that FORVIS, LLP furnish Peru Federal with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of PFS Bancorp, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., special counsel to PFS Bancorp and Peru Federal, has issued to PFS Bancorp its opinion regarding the legality of the common stock and has issued to PFS Bancorp and Peru Federal its opinion regarding the federal income tax consequences of the conversion and stock offering. Wipfli LLP has issued its opinion to PFS Bancorp and Peru Federal regarding the Illinois state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for KBW and, in the event of a syndicated community offering, for any other co-managers, by Vedder Price P.C., Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

PFS Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including PFS Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Peru Federal has filed with the OCC an application for conversion from mutual to stock form. This prospectus omits certain information contained in the application. The application may be examined at the OCC Central District Office, located at 425 S. Financial Place, Suite 1700, Chicago, Illinois 60605. A copy of the plan of conversion is available for review at each office of Peru Federal.

In connection with the conversion and stock offering, PFS Bancorp will register its common stock under Section 12 of the Securities Exchange Act of 1934. Upon registration, PFS Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, PFS Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PERU FEDERAL SAVINGS BANK

# # #

Separate financial statements for PFS Bancorp have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

4890 Owen Ayres Ct. Suite 200 Eau Claire, WI 54701	715 832 3407 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Peru Federal Savings Bank

Peru, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Peru Federal Savings Bank and subsidiary (the “Bank”) as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income (loss), equity capital and cash flows for the years then ended and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Bank’s auditor since 2022.

Wipfli LLP

Eau Claire, Wisconsin

March 3, 2023

Peru Federal Savings Bank

Consolidated Balance Sheets
December 31, 2022 and 2021
(In thousands)

	2022	2021
Assets
Cash and cash equivalents — cash and due from bank	$12,651	$21,542
Available-for-sale debt securities	63,329	71,705
Held-to-maturity debt securities	3,146	3,054
Equity securities	88	112
Loans, net of allowance for loan losses of $543 and $567 at December 31, 2022 and 2021	84,916	80,840
Premises and equipment, net of accumulated depreciation of $2,608 and $2,476 at December 31, 2022 and 2021	2,150	2,159
Federal Home Loan Bank stock	347	330
Interest receivable	592	566
Cash surrender value of bank-owned life insurance	3,783	3,696
Deferred income taxes	1,956	307
Mortgage servicing rights	315	199
Income tax receivable	98	—
Other	763	1,046

Total assets	$174,134	$185,556

Liabilities and Equity Capital

Liabilities
Deposits
Demand	$17,248	$18,611
Savings, NOW and money market	87,120	90,320
Time	48,339	46,981

Total deposits	152,707	155,912
Federal Home Loan Bank advance	—	5,000
Deferred compensation	687	635
Income tax payable	—	51
Interest payable and other liabilities	601	518

Total liabilities	153,995	162,116

Equity Capital
Retained earnings	23,828	22,997
Accumulated other comprehensive income (loss)	(3,689)	443

Total equity capital	20,139	23,440

Total liabilities and equity capital	$174,134	$185,556

See Notes to Consolidated Financial Statements

Peru Federal Savings Bank

Consolidated Statements of Income
Years Ended December 31, 2022 and 2021
(In Thousands)

	2022	2021
Interest and Dividend Income
Loans, including fees	$3,306	$3,395
Debt securities
Taxable	768	648
Tax-exempt	499	469
Dividends	13	12
Other	217	60

Total interest and dividend income	4,803	4,584

Interest Expense
Deposits	640	611

Net Interest Income	4,163	3,973

Provision (Credit) for Loan Losses	61	(6)

Net Interest Income After Provision (Credit) for Loan Losses	4,102	3,979

Noninterest Income
Commission income	28	28
Customer service fees	368	339
Net realized gain on loan sales	140	144
Loan servicing fees	78	81
Realized loss on sale of available-for-sale debt securities	(221)	—
Other	116	68

Total noninterest income	509	660

Noninterest Expense
Salaries and employee benefits	2,002	1,962
Occupancy	244	232
Depreciation	145	152
Data processing	573	434
Professional fees	152	100
Marketing	129	124
Printing and office supplies	69	63
Foreclosed assets, net	13	—
Deposit insurance premiums	140	163
Other	158	132

Total noninterest expense	3,625	3,362

Income Before Income Taxes	986	1,277

Provision for Income Taxes	155	275

Net Income	$831	$1,002

See Notes to Consolidated Financial Statements

Peru Federal Savings Bank

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2022 and 2021

(In Thousands)

	2022	2021
Net Income	$831	$1,002

Other Comprehensive Income (Loss)
Unrealized losses on available-for-sale debt securities, net of taxes of $(1,710) and $(349), for 2022 and 2021, Respectively	(4,290)	(883)
Less reclassification adjustment for realized losses included in net income, net of taxes of $63 and $0 for 2022 and 2021, respectively	158	—

Other comprehensive income (loss)	(4,132)	(883)

Comprehensive Income (Loss)	$(3,301)	$119

See Notes to Consolidated Financial Statements

Peru Federal Savings Bank

Consolidated Statements of Equity Capital
Years Ended December 31, 2022 and 2021
(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
Balance, January 1, 2021	$21,995	$1,326	$23,321

Net income	1,002	—	1,002
Other comprehensive loss	—	(883)	(883)
Balance, December 31, 2021	22,997	443	23,440

Net income	831	—	831
Other comprehensive loss	—	(4,132)	(4,132)

Balance, December 31, 2022	$23,828	$(3,689)	$20,139

See Notes to Consolidated Financial Statements

Peru Federal Savings Bank

Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2022
(In Thousands)

	2022	2021
Operating Activities
Net income	$831	$1,002
Items not requiring (providing) cash
Depreciation	145	152
Provision (credit) for loan losses	61	(6)
Amortization of premiums and discounts on available-for-sale debt securities	913	947
Deferred income taxes	(2)	(107)
Change in fair value of equity securities	24	112
Realized loss on sale of available-for-sale debt securities	221	—
Net realized gain on loan sales	(140)	(144)
Earnings on cash surrender value of life insurance	(87)	(85)
Changes in
Interest receivable	(26)	19
Other assets and income tax receivable	185	89
Interest payable and other liabilities	84	211
Net cash provided by operating activities	2,209	2,190

Investing Activities
Purchases of available-for-sale debt securities	(17,969)	(19,348)
Proceeds from sales of available-for-sale debt securities	6,172	—
Proceeds from maturities of available-for-sale debt securities	13,273	16,198
Purchase of held-to-maturity debt securities	(987)	(1,094)
Proceeds from maturities of held-to-maturity debt securities	882	806
Net change in loans	(4,113)	1,348
Purchase of premises and equipment	(136)	(34)
Purchase of FHLB stock	(17)	(76)
Net cash used in investing activities	(2,895)	(2,200)

Financing Activities
Net increase (decrease) in demand deposits, money market,
NOW and savings accounts	(4,563)	15,273
Net increase (decrease) in certificates of deposit	1,358	(2,836)
Proceeds from Federal Home Loan Bank advance	—	5,000
Repayment of Federal Home Loan Bank advance	(5,000)	(4,000)
Net cash provided by (used in) financing activities	(8,205)	13,437

Increase (Decrease) in Cash and Cash Equivalents	(8,891)	13,427

Cash and Cash Equivalents, Beginning of Year	21,542	8,115

Cash and Cash Equivalents, End of Year	$12,651	$21,542

Supplemental Cash Flows Information
Interest paid	$624	$613
Income taxes paid	$300	$278
Real estate acquired in settlement of loans	$—	$—

See Notes to Consolidated Financial Statements

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Peru Federal Savings Bank (“Bank”) is a federal chartered mutual savings bank. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in northern Illinois, primarily LaSalle County, from its two facilities located in Peru, Illinois. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, PFSB Financial Services Inc. (“PFSB”). PFSB was inactive in 2021 and 2022. All significant intercompany accounts and transactions have been eliminated in consolidation.

Operating Segment

The Bank represents the primary operating segment. While the chief operating decision makers monitor the revenue streams of the various products and services, and evaluate costs, balance sheet positions and quality, all such products, services and activities are directly or indirectly related to the business of community banking, with no regular, formal or material segment delineations. Operations are managed and financial performance is evaluated on a company-wide basis, and accordingly, all financial service operations are considered by management in one reportable operating segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, mortgage servicing rights, and fair values of financial instruments.

Cash Equivalents

The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2022 and 2021, cash equivalents consisted of due from bank accounts.

At December 31, 2022 and 2021, the Bank’s cash accounts exceeded federally insured limits by $1,869 and $8,601, respectively.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Debt Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost when the Bank does not intend to sell a debt security, and it is more likely than not the Bank will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss). For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income (loss) for the noncredit portion of a previous other-than- temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Equity Securities

The Bank measures equity securities at fair value with changes in fair value recognized in net income. Gains and losses on the sale of equity securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded on the statements of income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, and for loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of direct origination costs are recognized as income or expensed when received or incurred since capitalization of these fees and costs would not have a significant impact on the consolidated financial statements.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Bank maintains lending policies and procedures designed to focus lending efforts on the type, location, and duration of loans most appropriate for its business model and markets. The Bank’s principal lending activity is the origination of residential and commercial real estate loans, commercial loans, and consumer loans. The primary lending market is in LaSalle County, Illinois. Generally, loans are collateralized by assets of the borrower and guaranteed by the principals of the borrowing entity.

The Board of Directors reviews and approves the Bank’s lending policy on an annual basis. Quarterly, the Board Loan Committee reviews the allowance for loan losses and reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents management’s estimate of the reserve necessary to adequately account for probable losses that could ultimately be realized from current loan exposures. In determining the adequacy of the allowance, management relies predominately on a disciplined credit review and approval process. The review process is directed by overall lending policy and is intended to identify, at the earliest possible stage, borrowers who might be facing financial difficulty.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential 1-4 Family Real Estate: The residential 1-4 family real estate are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Bank’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Construction and Land Development Real Estate: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Bank until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions, and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations. Commercial business loans also include Small Business Administration (SBA) Paycheck Protection Program (PPP) loans which are covered by a 100% government guaranty. As of December 31, 2022 and 2021, the Bank had PPP loans outstanding that totaled $0 and $116, respectively.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Bank’s market area) and the creditworthiness of a borrower.

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	5-50 years
Equipment	3-7 years

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Bank-owned Life Insurance

The Bank has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Bank are initially measured at fair value at the date of transfer. The Bank has elected to initially and subsequently measure the mortgage servicing rights for consumer mortgage loans using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.

Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned in loan servicing fees in non-interest income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021
(dollar amounts in thousands)

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to the management’s judgment. With a few exceptions, the Bank is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2019.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

The Bank files consolidated income tax returns with its subsidiary.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and reclassification adjustment for realized losses included in net income.

Revenue Recognition

The majority of the Bank’s revenues come from interest income and other sources, including loans and securities, which are outside the scope of Financial Accounting Standards Board Accounting Standards Update 2014-09, Revenues from Contracts with Customers (Topic 606). The Bank’s services that fall within the scope of Topic 606 are presented within noninterest income in the accompanying consolidated statements of income and are recognized as revenue as the Bank satisfies its obligation to the customer.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

A description of the Bank’s revenue streams accounted for under Topic 606 are as follows:

Customer service fees. The Bank generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, interchange income, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Commission Income. Brokerage commissions and fees primarily relate to investment advisory and brokerage activities as well as the sale of other non-deposit investment products to customers of the Bank. The Banks’s performance obligation for investment advisory services is generally satisfied, and related revenue recognized, over the period in which the services are provided. Fees earned for brokerage activities, such as facilitating securities transactions, are generally recognized at the time of transaction execution. Commissions or fees earned on the sale of other non-deposit investment products are primarily recognized on a monthly basis based on the executed sales dates. Payment for these services is generally received shortly after month end.

Gains/Losses on Sales of Foreclosed Assets. The Bank records a gain or loss from the sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Bank finances the sale of foreclosed assets to the buyer, the Bank assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Bank adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Rate Lock Commitments

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitment). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Rate lock commitments are recorded only to the extent of fees received since recording the estimated fair value of these commitments would not have a significant impact on the financial statements.

Off-Balance-Sheet Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments, including commitments to extend credit, unfunded commitments under lines of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Legal Contingencies

Various legal claims arise from time to time in the normal course of business. In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements of the Bank.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Advertising

Advertising costs are expensed as incurred.

Future Change in Accounting Principle

The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities, and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized. The new standard is effective for interim and annual periods beginning after December 15, 2022.

The CECL model represents a significant change from existing practice and may result in material changes to the Bank’s accounting for financial instruments. The Bank has been evaluating the impacts this new standard will have on its consolidated financial statements and based on its methodologies that are anticipated to be implemented at adoption, the Bank is estimating an overall increase in its allowance for credit losses of approximately 10%. The actual amount determined from the adoption of this accounting standard will be recognized as a cumulative effect adjustment to the January 1, 2023 retained earnings balance.

Note 2:  Restriction on Cash and Due From Banks

Effective March 12, 2021, the Federal Reserve’s board of directors approved the final rule reducing the required reserve requirement ratios to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve’s board in the future.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 3:  Debt Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Debt Securities:
December 31, 2022:
U.S Government and federal agencies	$5,532	$—	$(205)	$5,327
Mortgage-backed:
Government sponsored enterprises (GSEs)- residential	42,224	4	(4,004)	38,224
State and political subdivisions	20,730	12	(964)	19,778

	$68,486	$16	$(5,173)	$63,329

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Debt Securities:
December 31, 2021:
U.S Government and federal agencies	$7,548	$77	$(84)	$7,541
Mortgage-backed:
Government sponsored enterprises (GSEs)- residential	41,730	300	(437)	41,593
State and political subdivisions	21,805	783	(17)	22,571

	$71,083	$1,160	$(538)	$71,705

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity Debt Securities:
December 31, 2022:
U.S Government and Federal agencies	$917	$—	$(143)	$774
Mortgage-backed:
GSE residential	5	—	—	5
Certificates of Deposit	2,224	—	(31)	2,193

	$3,146	$—	$(174)	$2,972

Securities:
December 31, 2021:
U.S Government and Federal agencies	$1,056	$—	$(22)	$1,034
Mortgage-backed:
GSE residential	18	—	—	18
Certificates of Deposit	1,980	56	—	2,036

	$3,054	$56	$(22)	$3,088

The amortized cost and fair value of available-for-sale securities and held-to-maturity debt securities at December 31, 2022, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$341	$340	$1,236	$1,.219
One to five years	6,014	5,837	987	974
Five to ten years	10,801	10,195	918	774
After ten years	9,106	8,733	0	0
	26,262	25,105	3,141	2,967
Mortgage-backed securities	42,224	38,224	5	5

Totals	$68,486	$63,329	$3,146	$2,972

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $11,580 at December 31, 2022 and $14,256 at December 31, 2021.

Gross gains of $0 and gross losses of $221 resulting from sales of available-for-sale debt securities were realized during the years ended December 31, 2022. There were no sales of securities during 2021.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2022 and 2021, was $59,538 and $31,815. At December 31, 2022, 243 debt securities have unrealized losses with aggregate depreciation of 8.2% from the Bank’s amortized cost basis. These unrealized losses relate principally to the changes in interest rates and are not due to changes in the financial condition of the issuer, the quality of the underlying assets, or applicable credit enhancements. In analyzing whether unrealized losses on debt securities are other than temporary, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, industry analysts’ reports, the financial condition and performance of the issuer, and the quality of any underlying assets or credit enhancements. Since management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

The following table shows the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and 2021:

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Debt Securities:
U.S. Government and federal agencies	$5,327	$(205)	$—	$—	$5,327	$(205)
State and political subdivisions	14,182	(720)	1,522	(244)	15,704	(964)
Mortgage backed securities-GSE residential	17,308	(1,155)	20,425	(2,849)	37,733	(4,004)
Total temporarily impaired AFS securities	$36,817	$(2,080)	$21,947	$(3,093)	$58,764	$(5,173)
Held-to-maturity Debt
(HTM) Securities:
Certificates of Deposit	$1,700	$(31)	—	—	$1,700	$(31)
U.S. Government and federal agencies	—	—	$774	$(143)	$774	$(143)
Total temporarily impaired HTM securities	$1,700	$(31)	$774	$(143)	$1,774	$(174)
Total temporarily impaired securities	$38,517	$(2,111)	$22,721	$(3,236)	$60,538	$(5,347)

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Debt Securities:
U.S. Government and federal agencies	$3,581	$(80)	$372	$(4)	$3,953	$(84)
State and political subdivisions	2,067	(17)	—	—	2,067	(17)
Mortgage backed securities-GSE residential	18,839	(270)	5,922	(167)	24,761	(437)
Total temporarily impaired AFS securities	$24,487	$(367)	$6,294	$(171)	$30,781	$(538)
Held-to-maturity Debt
(HTM) Securities:
Certificates of Deposit	$—	$—	$—	$—	$—	$—
U.S. Government and federal agencies	1,034	(22)	—	—	1,034	(22)
Total temporarily impaired HTM securities	$1,034	$(22)	$—	$—	$1,034	$(22)
Total temporarily impaired securities	$25,521	$(389)	$6,294	$(171)	$31,815	$(560)

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 4:    Equity Securities

Equity securities comprised the following as of December 31, 2022 and 2021 and are included in the consolidated balance sheet:

	2022	2021
Community Development Corp. Stock	$50	$50
FHLMC Preferred Stock	38	62
Total	$88	$112

Community Development Corp. Stock is considered an equity security without a readily determinable fair value. The FHLMC Preferred Stock is presented on the balance sheet at fair value. The table below details changes in the carrying amount of the FHLMC Preferred Stock for the years ended December 31, 2022 and 2021.

	2022	2021
Net gain and losses recognized during the period on equity securities	$(24)	$(157)
Less: Net gains and losses recognized during the period on equity securities sold during the period	—	—
Unrealized gains and losses recognized during the period on equity securities still held at the reporting date	$(24)	$(157)

Note 5:    Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2022	2021
Mortgage loans on real estate
Residential 1-4 family	$61,125	$56,722
Commercial	17,897	17,721
Construction and land development	1,518	2,034
Total mortgage loans on real estate	80,540	76,477
Commercial loans	2,116	2,202
Consumer	2,803	2,728
	85,459	81,407
Less
Allowance for loan losses	543	567

Net loans	$84,916	$80,840

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2022 and 2021:

	2022
	Mortgage Loans on Real Estate
	Residential 1-4 Family	Commercial	Construction and Land Development	Commercial
Allowance for loan losses:
Balance, beginning of year	$252	$218	$14		$67
Provision charged to expense	11	—	(3)		53
Losses charged off	(1)	—	—		(84)
Recoveries	—	—	—		—
Balance, end of year	$262	$218	$11		$36
Ending balance: individually evaluated for impairment	$—	$—	$—		$—
Ending balance: collectively evaluated for impairment	$262	$218	$11		$36

Loans:
Ending balance	$61,125	$17,897	$1,518		$2,116
Ending balance: individually evaluated for impairment	$623	$—	$—	$
Ending balance: collectively evaluated for impairment	$60,502	$17,897	$1,518		$2,116

	2022 (Continued)
	Consumer	Total
Allowance for loan losses:
Balance, beginning of year	$16	$567
Provision charged to expense	—	61
Losses charged off	—	(85)
Recoveries	—	—
Balance, end of year	$16	$543
Ending balance: individually evaluated for impairment	$—	$—
Ending balance: collectively evaluated for impairment	$16	$543

Loans:
Ending balance	$2,803	$85,459
Ending balance: individually evaluated for impairment	$—	$623
Ending balance: collectively evaluated for impairment	$2,803	$84,836

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

	2021
	Mortgage Loans on Real Estate
	Residential 1-4 Family	Commercial	Construction and Land Development	Commercial
Allowance for loan losses:
Balance, beginning of year	$238	$218	$20	$85
Provision charged to expense	17	—	(6)	(18)
Losses charged off	(3)	—	—	—
Recoveries	—	—	—	—
Balance, end of year	$252	$218	$14	$67
Ending balance: individually evaluated for impairment	$1	$—	$—	$—
Ending balance: collectively evaluated for impairment	$251	$218	$14	$67

Loans:
Ending balance	$56,722	$17,721	$2,034	$2,202
Ending balance: individually evaluated for impairment	$697	$—	$—	$99
Ending balance: collectively evaluated for impairment	$56,025	$17,721	$2,034	$2,103

	2021 (Continued)
	Consumer	Total
Allowance for loan losses:
Balance, beginning of year	$15	$576
Provision charged to expense	1	(6)
Losses charged off	—	(3)
Recoveries	—	—
Balance, end of year	$16	$567
Ending balance: individually evaluated for impairment	$—	$1
Ending balance: collectively evaluated for impairment	$16	$566

Loans:
Ending balance	$2,728	$81,407
Ending balance: individually evaluated for impairment	$—	$796
Ending balance: collectively evaluated for impairment	$2,728	$80,611

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. All commercial and land development loans are graded at inception of the loan. Subsequently, analyses are performed on an annual basis and grade changes are made, as necessary. Interim grade reviews may take place if circumstances of the borrower warrant a timelier review. The Bank utilizes an internal asset classification system as a means of reporting problem and potential problem loans. The Bank uses the following defnitions for risk ratings:

Pass — Loans classified as pass are well protected by the ability of the borrower to pay or by the value of the asset or underlying collateral.

Special Mention — Loans classified as watch represent loans with the minimum level of acceptable credit risk and servicing requirements and the borrower has the capacity to perform according to the terms and repayment is expected. However, one or more elements of uncertainty exist.

Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss — Loans classified as loss are the portion of the loan that is considered uncollectible so that its continuance as an asset is not warranted. The amount of the loss determined will be charged-off.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The following tables present the credit risk profile of the Bank’s loan portfolio based on internal rating category and payment activity as of December 31, 2021 and 2022:

	2022
	Commercial Real Estate	Construction and Land Development	Commercial	Total
Pass	$16,905	$1,518	$1,868	$20,291
Special Mention	992	—	248	1,240
Substandard	—	—	—	—
Doubtful	—	—	—	—
Loss	—	—	—	—

Total	$17,897	$1,518	$2,116	$21,531

	2021
	Commercial Real Estate	Construction and Land Development	Commercial	Total
Pass	$16,334	$2,034	$2,103	$20,471
Special Mention	1,387	—	—	1,387
Substandard	—	—	99	99
Doubtful	—	—	—	—
Loss	—	—	—	—

Total	$17,721	$2,034	$2,202	$21,957

The bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer classes, the Bank also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity:

December 31, 2022
	Residential	Consumer	Total
Performing	$60,502	$2,803	$63,305
Non-Performing	623	—	623
Total	$61,125	$2,803	$63,928

December 31, 2021
	Residential	Consumer	Total
Performing	$56,025	$2,728	$58,754
Non-Performing	697	—	697
Total	$56,722	$2,728	$59,451

The Bank evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The following tables present the Bank’s loan portfolio aging analysis as of December 31, 2022 and 2021:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	2022 Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
Mortgage loans on real estate:
Residential 1-4 family	$1,141	$308	$75	$1,524	$59,601	$61,125	$—
Commercial	46	—	—	46	17,851	17,897	—
Construction and land development	—	—	—	—	1,518	1,518	—

Total real estate loans	1,187	308	75	1,570	78,970	80,540	—

Commercial	—	—	—	—	2,116	2,116	—
Consumer	—	—	—	—	2,803	2,803	—

Total	$1,187	$308	$75	$1,570	$83,889	$85,459	$—

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	2021 Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accounting
Mortgage loans on real estate:
Residential 1-4 family	$684	$262	99	$1,045	$55,677	$56,722	$—
Commercial	—	—	—	—	17,721	17,721	—
Construction and land development	—	—	—	—	2,034	2,034	—

Total real estate loans	684	262	99	1,045	75,432	76,477	—

Commercial	—	—	99	99	2,103	2,202	—
Consumer	11	—	—	11	2,717	2,728	—

Total	$695	$262	$198	$1,155	$80,252	$81,407	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The following table presents impaired loans, including troubled debt restructurings of $506 and $516 for the years ended December 31, 2022 and 2021:

2022
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific allowance
Mortgage loans on real estate:
Residential 1-4 family	$623	$623	$—	$632	$23	$29
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Loans with a specific allowance
Mortgage loans on real estate:
Residential 1-4 family	$—	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total
Mortgage loans on real estate:
Residential 1-4 family	$623	$623	$—	$632	$23	$29
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total loans	$623	$623	$—	$632	$23	$29

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

	2021
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific allowance
Mortgage loans on real estate:
Residential 1-4 family	$652	$652	$—	$669	$30	$30
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	99	99	—	99	2	2
Consumer	—	—	—	—	—	—

Loans with a specific allowance
Mortgage loans on real estate:
Residential 1-4 family	$45	$45	$1	$45	$2	$2
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total
Mortgage loans on real estate:
Residential 1-4 family	$697	$697	$1	$714	$32	$32
Commercial	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Commercial loans	99	99	—	99	2	2
Consumer	—	—	—	—	—	—
Total loans	$796	$796	$1	$813	$34	$34

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The following table presents the Bank’s nonaccrual loans at December 31, 2022 and 2021. This table excludes performing troubled debt restructurings.

	2022	2021
Residential 1-4 family	$117	$169
Commercial real estate	—	—
Construction and land development	—	—
Commercial	—	99
Consumer	—	—
Total	$117	$268

At December 31, 2022 and 2021, the Bank had loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

There were no new loans restructured with a modified term during 2022 or 2021.

During the years ended December 31, 2022 and 2021, there were no defaults of loans that had been modified as a troubled debt restructuring in the 12 month period prior to default. The criteria for return to accrual status is six months performance under the existing modified terms.

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds were in process is $0 and $76 at December 31, 2022 and 2021, respectively.

Note 6: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2022	2021
Land	$732	$732
Buildings and improvements	3,015	2,905
Equipment	1,011	998
	4,758	4,635
Less accumulated depreciation	(2,608)	(2,476)
Net premises and equipment	$2,150	$2,159

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 7: Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $26,519 and $28,474 at December 31, 2022 and 2021, respectively.

The following summarizes the activity in mortgage servicing rights measured using the fair value method for the year ended December 31, 2022 and 2021:

	December 31,
	2022	2021
Fair value as of the beginning of year	$199	$169
Additions
Servicing obligations that result from asset transfers	7	22
Less loans refinanced	(18)	(20)
Changes in fair value due to changes in valuation inputs or assumptions	127	28
Fair value at the end of year	$315	$199

The estimated fair value of mortgage servicing rights is determined using a valuation model that calculates the present value of expected future servicing and ancillary income, net of expected servicing costs. The model incorporates various assumptions, such as discount rates and prepayment speeds based on market data from independent organizations. Information about the estimated fair value of mortgage servicing rights at December 31, 2022 follows:

2022
Range of discount rates	9.0-11.5%
Range of prepayment speeds(1)	104-356
Weighted average default rate	1.23%

(1) Prepayment speeds measured in the Public Securities Associate Standard payment model (PSA). PSA is the assumed monthly rate of prepayment that is annualized to the out standing principal balance of a mortgage loan.

Management did not utilize a valuation model to calculate the fair value of mortgage servicing rights at December 31, 2021 but utilized market information to determine fair value.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 8:   Time Deposits

Time deposits in denominations of $250 or more were $7,908 on December 31, 2022 and $6,520 on December 31, 2021.

At December 31, 2022, the scheduled maturities of time deposits are as follows:

2023	$27,543
2024	14,005
2025	2,797
2026	2,426
2027 and thereafter	1,568

$48,339

Note 9:   Borrowings

Borrowed funds consist of the following at December 31, 2022 and 2021:

	2022		2021
	Rates	Amount	Rates	Amount
Federal Home Loan Bank (FHLB)
Fixed Rate, fixed term advances	-	$-	0.00%	$5,000

Total		$-		$5,000

The Bank has a master contract agreement with the Federal Home Loan Bank that provides for borrowing up to the maximum range of 60-80% of the book value of the Bank’s qualifying loans based on the pledged loan class and range of 90-98% of qualifying investment securities pledged. The FHLB provides both fixed and floating rate advances. Floating rates are based on, but not directly tied to, short-term market rates of interest, such as London Interbank Offered Rate (LIBOR), federal funds, or treasury bill rates. Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity.

In 2021, the Bank took advantage of the FHLB Covid-19 Relief Advance which allowed borrowing up to $5 million at 0.00% for a one-year term. At December 31, 2022, the Bank’s available and unused portion of this borrowing agreement totaled approximately $46.2 million. At December 31, 2022 and December 31, 2021, the Bank’s available and unused unsecured line of credit with Banker’s Bank of Wisconsin totaled $4.0 million.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(dollar amounts in thousands)

Note 10:  Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction and the State of Illinois. During the years ended December 31, 2022 and 2021, the Bank recognized no interest or penalties.

The provision for income taxes includes these components:

	2022	2021
Taxes currently payable	$157	$382
Deferred income taxes	(2)	(107)
Income tax expense	$155	$275

A reconciliation of income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	2022	2021
Computed at the statutory rate (21%)	$207	$268
Increase (decrease) resulting from
Tax exempt interest	(101)	(93)
State tax expense	17	26
Increase in cash surrender value	(18)	(18)
Other	50	92
Actual tax expense	$155	$275

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2022	2021
Deferred tax assets
Allowance for loan losses	$155	$162
Deferred compensation	196	181
Other-than-temporary impairment losses	205	205
Unrealized loss on available-for-sale securities	1,468	-
Other	87	80
	2,111	628
Deferred tax liabilities
Depreciation	(49)	(69)
FHLB stock dividend	(16)	(16)
Unrealized gain on available-for-sale securities	-	(179)
Mortgage servicing rights	(90)	(57)
	(155)	(321)
Net deferred tax asset (liability)	$1,956	$307

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 11:  Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in equity capital, are as follows:

	2022	2021
Net unrealized gain (loss) on available-for-sale debt securities	$(5,157)	$622

Tax effect	1,468	(179)

Net-of-tax amount	$(3,689)	$443

Note 12:  Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the consolidated statements of income during the year ended December 31, 2022 and 2021 were as follows:

	Amounts	Amounts
	Reclassified	Reclassified
	from AOCI	from AOCI	Affected Line Item in the
	2022	2021	Statements of Income
Realized losses on available-for-sale debt securities	$(221)	$—	Realized loss on sale of available-for-sale debt securities

Tax effect	(63)	—	Tax expense

Net reclassification out of AOCI	$(158)	$—	Net reclassified amount

Note 13:  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustment to regulatory capital not reflected in these consolidated financial statements.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Quantitative measures established by regulatory reporting standards ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

Management believes, as of December 31, 2021 and 2022, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2022, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

					Minimum to Be Well
					Capitalized Under Prompt
			Minimum Capital		Corrective Action
	Actual		Requirement		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2022:

Leverage ratio (to average assets)	$23,828	13.8%	$6,902	4.0%	$8,627	5.0%
Common Equity Tier 1 (to risk weighted assets)	$23,828	28.1%	$3,820	4.5%	$5,518	6.5%
Tier 1 Capital ratio (to risk weighted assets)	$23,828	28.1%	$5,093	6.0%	$6,791	8.0%
Total Capital (to risk-weighted assets)	$24,371	28.7%	$6,791	8.0%	$8,489	10.0%

As of December 31, 2021:

Leverage ratio (to average assets)	$22,997	12.6%	$7,331	4.0%	$9,164	5.0%
Common Equity Tier 1 (to risk weighted assets)	$22,997	28.1%	$3,677	4.5%	$5,312	6.5%
Tier 1Capital ratio (to risk-weighted assets)	$22,997	28.1%	$4,903	6.0%	$6,537	8.0%
Total Capital (to risk-weighted assets)	$23,564	28.8%	$6,537	8.0%	$8,172	10.0%

The net unrealized gain or loss on available-for-sale securities, net of tax is not included in computing regulatory capital.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 14: Related Party Transactions

At December 31, 2022 and 2021, the Bank had loans outstanding to executive officers, directors, significant shareholders, and their affiliates (related parties), in the amount of $1,195 and $1,431, respectively.

Deposits from related parties held by the Bank at December 31, 2022 and 2021 totaled $934 and $1,214, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

A summary of loans to directors, executive officers, and their affiliates as of December 31, 2022 and 2021 is as follows:

	2022	2021
Beginning balance	$1,431	$1,407
New Loans		185
Repayments	(236)	(161)

Ending balance	$1,195	$1,431

The Bank’s board approved law firm is Duncan & Brandt, P.C, which is solely owned by the bank’s Vice Chairman Jonathan Brandt. The Bank pays an annual retainer to Duncan & Brandt of $51 and $49 for the years ended December 31, 2022 and 2021. In addition to the annual retainer, the firm received various fees for legal services rendered in the normal course of business of $18 and $24 for the years ended December 31, 2022 and 2021.

Note 15: Employee Benefits

The Bank has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute a percentage of their compensation, up to the maximum allowable by the IRS, with the Bank matching 50 percent of the employee’s contribution on the first 5 percent of the employee’s compensation. Employer contributions charged to expense for 2022 and 2021 were $73 and $79, respectively.

Also, the Bank has deferred compensation agreements with directors. The agreements provide for the payment of benefits at termination or retirement. The charge to expense for the agreements was $17 and $14 for 2022 and 2021, respectively. The liability accrued for these plans totaled $687 and $635 at December 31, 2022 and 2021, respectively.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 16: Disclosures About Fair Value of Assets

ASC Topic 820, Fair value Measurements and Disclosures defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This accounting standard also emphasizes that fair value (i.e., the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date), among other things, is based on exit price versus entry price, should include assumptions about risk such as nonperformance risk in liability fair values, and is a market-based measurement, not an entity-specific measurement. When considering the assumptions that market participants would use in pricing an asset or liability, this accounting standard establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The fair value hierarchy prioritizes inputs used to measure fair value into three broad levels:

Level 1	In general, fair values determined by Level 1 inputs use quoted market prices for identical assets or liabilities that the entity can access at measurement date.

Level 2	Fair Values determined by Level 2 inputs use inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in markets, quoted prices for identical or similar assets or liabilities in markets where there are few transactions and inputs other than quoted prices that observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3	Unobservable inputs for the asset or liability and included situations where there is little, if any, market activity for the asset or liability.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Bank’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgement and considers factors specific to the asset or liability.

Some assets and liabilities, such as securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States. Other assets and liabilities, such as impaired loans, may be measured at fair value on a nonrecurring basis.

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2022.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(dollar amounts in thousands)

Equity Securities

Equity securities with a readily determinable fair value are measured at fair value on a recurring basis. The fair value measurement of equity securities with a readily determinable fair value are based on the quoted price of the security and is considered a Level 1 fair value measurement. Equity securities without a readily determinable fair value are measured at fair value on a nonrecurring basis when transaction prices for identical or similar securities are identified. Fair value measurements on equity securities without a readily determinable fair value are generally considered a Level 2 fair value measurement.

Available-for-sale Debt Securities

Securities available for sale may be classified as Level 1, Level 2, or Level 3 measurements within the fair value hierarchy. Level 1 securities included debt securities traded on a national exchange. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, corporate debt securities, and mortgage related securities. The fair value measurement of a Level 2 security is obtained from an independent pricing service and is based on recent sales of similar securities and other observable market data. Level 3 securities include trust preferred securities that are not traded in a market. The fair value measurement of Level 3 securities are determined by the Bank’s Chief Financial Officer (CFO) and reported to the Bank’s board of directors. Fair values are calculated using discounted cash flow models that incorporate various assumptions, including expected cash flows and market credit spreads. When comparable sales are available, these are used to validate the models used. Other available industry data, such as information regarding defaults and deferrals, are incorporated into the expected cash flows.

Mortgage Servicing Rights

Management measures mortgage servicing rights through the completion of a proprietary model. Inputs to the model are developed by the accounting staff and are reviewed by management. The model is tested annually using baseline data to check its accuracy.

Mortgage servicing rights are measured at fair value on a recurring basis. Serviced loan pools are stratified by year of origination, and a fair value measurement is obtained for each stratum from an independent firm. The measurement is based on recent sales of mortgage servicing rights with similar characteristics. Since the fair value measurement is based on observable market data, it is considered a Level 2 measurement.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2022 and 2021.

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022:
Available-for Sale debt securities:
U.S. Government and federal agencies	$5,327	$1,523	$3,804	$—
Mortgage-backed: GSE - residential	38,224	—	38,224	—
State and political Subdivision	19,778	—	19,778	—
Total Available-For-sale debt securities	$63,329	$1,523	$61,806	$—

Equity securities:
FHLMC stock	$38	$38	$—	$—
Mortgage servicing rights	315	—	315	—
Total	$63,682	$1,561	$62,121	$—

December 31, 2021:
Available-for Sale debt securities:
U.S. Government and federal agency	$7,541	$—	$7,541	$—
Mortgage-backed: GSE - residential	41,593	—	41,593	—
State and political subdivision	22,571	—	22,571
Total Available-for-sale debt securities	$71,705	$—	$71,705	$—

Equity securities:
FHLMC Stock	$62	$62	$—	$—
Mortgage servicing rights	199	—	199	—
Total	$71,966	$62	$71,904	$—

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

The Bank estimates the fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by the Bank to estimate fair value of financials instruments not previously discussed.

Cash and cash equivalents — Fair value approximates the carrying value.

Loans — Fair value of variable rate loans that reprice frequently is based on carrying values. Fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. Fair value of impaired and other non-performing loans is estimated using discounted expected cash flows or fair value of the underlying collateral, if applicable.

FHLB stock — Fair value is the redeemable (carrying) value based on the redemption provisions of the Federal Home Loan Bank.

Accrued interest receivable and payable — Fair value approximates the carrying value.

Cash surrender value of bank-owned life insurance — Fair value is based on reported values of the assets.

Deposits— Fair value of deposits with no state maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently being offered on similar time deposits.

The carrying value and estimated fair value of financial instruments follow:

December 31, 2022
	Carrying Value	Level 1	Level 2		Level 3
Financial assets:
Cash and cash equivalents	$12,651	$12,651	$		$
Available-for-sale securities	63,329	1,523		61,806
Held-to-maturity securities	3,146			2,972
Equity securities	38	38
Loans	84,916					78,986
Interest receivable	592	592
Federal Home Loan Bank Stock	347					347
Cash surrender value of bank-owned life insurance	3,783					3,783
Financial liabilities:
Deposits	152,707					128,989
Interest payable	19	19

December 31, 2021
	Carrying Value	Level 1	Level 2		Level 3
Financial assets:
Cash and cash equivalents	$21,542	$21,542	$		$
Available-for-sale securities	71,705			71,705
Held-to-maturity securities	3,054			3,088
Equity securities	62	62
Loans	80,840					80,918
Interest receivable	566	566
Federal Home Loan Bank Stock	330					330
Cash surrender value of bank-owned life insurance	3,696					3,696
Financial liabilities:
Deposits	155,912					152,450
Interest payable	3	3

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2022 and 2021.

Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2022:
Impaired loans (collateral dependent)	$—	$—	$—	$—

December 31, 2021:
Impaired loans (collateral dependent)	$44	$—	$—	$44

During 2021, loans with a carrying amount of $45 were considered impaired and were written down to their estimated fair value of $44 by recognizing a specific valuation allowance of $1.

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Impaired Loans (Collateral Dependent)

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the management by comparison to historical results.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 17: Commitments, Credit Risk and Contingencies

The Bank grants commercial, residential and consumer loans to customers located primarily in LaSalle County, Illinois. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in this county.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate, and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2022, the Bank had granted unused lines of credit to borrowers aggregating approximately $2,008 and $931 for commercial lines and open-end consumer lines, respectively. At December 31, 2021, the Bank had granted unused lines of credit to borrowers aggregating approximately $1,939 and $1,000 for commercial lines and open-end consumer lines, respectively.

Note 18: Government Assistance

On October 31st, 2012 the Bank entered into a settlement agreement on the foreclosure of the Country Aire Subdivision in LaSalle, IL whereby the Bank assumed the rights and responsibility as the developer of this subdivision. This subdivision was granted a Tax Incremental Financing (TIF) district by the City of LaSalle in 2004. The previous developer did not complete the terms of the TIF agreement, thus the Bank entered into an agreement with the City of LaSalle to meet the requirements of the TIF agreement and then receive the incentives upon completion of all terms of the agreement. The City of LaSalle accepted the subdivision on October 25, 2016. Because the incentives are based on the incremental taxes generated from the sale of the lots and the building of homes the Bank continued to market and sell lots with the final contract in 2019. At December 31, 2019 the Bank had met all the requirements and had all lots sold therefore a TIF receivable was recorded for the estimated value of funds to be received from the City of Lasalle over the remaining term of the TIF district. Each year end the Bank evaluates the TIF receivable based on the 3rd party TIF administrator’s estimated value of homes, their incremental taxes and the developer’s share of the incremental taxes. The receivable for these funds are included in Other Assets on the Consolidated Balance Sheets and changes to the valuation are adjusted through Other Non-interest Income on the Consolidated Statements of Income.

Peru Federal Savings Bank

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

(dollar amounts in thousands)

Note 19: Subsequent Event

Plan of Conversion and Change in Corporate Form

The Board of Directors of the Bank intends to adopt a plan of conversion (Plan) in the first quarter of 2023. The Plan is subject to the approval of the Federal Reserve Board Securities and Exchange Commission, and the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company (PFS Bancorp, Inc.), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to PFS Bancorp, Inc. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering.

PFS Bancorp, Inc. will be organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities, and equity unchanged as a result. The total estimated cost of the mutual to stock conversion is $1.5 million. No costs have been paid and deferred as of December 31, 2022. If the conversion is successful, the total conversion costs will be offset against the proceeds of the stock sale. In the event the conversion is not successful the cost will be expensed in 2023.

As part of the conversion process, it is the intent of the bank to create a charitable foundation. The charitable foundation will be funded with a $100,000 cash donation and 40,000 shares of PFS Bancorp, Inc stock for a total charitable donation of $500,000. This donation will be expensed in the quarter following the donation. Based on future projections, the bank anticipates that the full amount of the donation will be eligible for tax deduction over the allowed period.

PFS Bancorp, Inc. will be an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” PFS Bancorp, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Loan matter requiring attention

The Bank has a $1.3 million local participation loan in which the lead Bank notified the Bank in February 2023 of the borrowers deteriorating financial position and the entity is considering a Chapter 11 bankruptcy. Prior to December 31, 2022 the borrower had been paying per the terms of their loan agreements and the Bank had no knowledge of their financial struggles. The Bank holds two loans, one with a principal balance approximately of $905,000 representing a 10.3% participant interest, secured by commercial real estate and one with a principal of approximately $396,000 representing a 25% participant interest, secured by commercial real estate. Once notified of the borrowers struggles and the potential for a Chapter 11 bankruptcy, the Bank moved these two loans to non-accrual status and to a substandard classification. The Bank is working with the lead bank to obtained updated appraisals and additional information to make a determination on the need for a specific reserve in the allowance for loan losses related to these two loans. At the date of these financial statements no reserve has been determined.

Subsequent events have been evaluated through March 3,2023, which is the date the consolidated financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by PFS Bancorp, Inc. or Peru Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of PFS Bancorp, Inc. or Peru Federal Savings Bank since any date as of which information is furnished herein or since the date of this prospectus.

Up to 1,840,000 Shares

(Subject to Increase to up to 2,116,000 Shares)

(Proposed Holding Company for Peru Federal Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

May 12, 2023

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until August 21, 2023, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$475,000
Registrant’s Accounting Fees and Expenses	215,000
Marketing Agent’s Fees and Expenses	430,000
Records Management Agent’s Fees and Expenses	38,000
Independent Appraiser’s Fees and Expenses	50,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	172,000
Filing Fees (OTC, SEC, FINRA)	10,000
Transfer Agent’s Fees and Expenses	35,000
Business Plan Consultant’s Fees and Expenses	50,000
Proxy Solicitation Fees and Expenses	15,000
Other	10,000
Total	$1,500,000

(1)	Estimated at the adjusted maximum of the offering range, assuming all shares are sold in the subscription offering and the community offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of PFS Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.            Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C.            Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.            Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Peru Federal Savings Bank and Keefe, Bruyette & Woods, Inc. (Marketing Agent Services)*
1.2	Engagement Letter between Peru Federal Savings Bank and Keefe, Bruyette & Woods, Inc. (Stock Information Center Manager Services)*
1.3	Form of Agency Agreement Among Peru Federal Savings Bank and Keefe, Bruyette & Woods, Inc.
2	Amended and Restated Plan of Conversion
3.1	Articles of Incorporation of PFS Bancorp, Inc.*
3.2	Bylaws of PFS Bancorp, Inc.*
4	Form of Common Stock Certificate of PFS Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*
8.1	Federal Income Tax Opinion of Luse Gorman, PC
8.2	State Income Tax Opinion of Wipfli LLP
10.1	Form of Employment Agreement between Peru Federal Savings Bank and Eric J. Heagy
10.2	Form of Employment Agreement between Peru Federal Savings Bank and Dale R. Tieman
10.3	Form of Employment Agreement between Peru Federal Savings Bank and Christopher J. Vaske
10.4	Form of Salary Continuation Agreement for Eric J. Heagy*
10.5	Form of Peru Federal Savings Bank Amended and Restated Supplemental Life Insurance Agreement*
10.6	Form of Peru Federal Savings Bank Amended and Restated Deferred Compensation Plan
16	Letter from BKD, LLP with respect to change in accountants*
21	Subsidiaries of PFS Bancorp, Inc.*
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)*
23.2	Consent of Feldman Financial Advisors, Inc.*
23.3	Consent of Wipfli LLP
24	Power of Attorney (set forth on signature page)*
99.1	Engagement letter between Peru Federal Savings Bank and Feldman Financial Advisors, Inc. with respect to independent appraisal services*
99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights*
99.3	Appraisal Report of Feldman Financial Advisors, Inc.*
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Appraisal Update Report of Feldman Financial Advisors, Inc.
107	Filing fees exhibit

*	Previously Filed.

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)            That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)            That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Peru, State of Illinois, on April 25, 2023.

PFS BANCORP, INC.

By:	/s/ Eric J. Heagy
Eric J. Heagy
President, Chief Executive Officer, Chief Financial Officer and Treasurer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Heagy	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)	April 25, 2023
Eric J. Heagy

/s/ Michael J. Rooney*	Chairman of the Board	April 25, 2023
Michael J. Rooney

/s/ Jonathan F. Brandt*	Vice Chairman of the Board	April 25, 2023
Jonathan F. Brandt

/s/ James J. Brady, IV*	Director	April 25, 2023
James J. Brady, IV

/s/ Cynthia L. Kurkowski*	Director	April 25, 2023
Cynthia L. Kurkowksi

/s/ Dale R. Tieman*	Executive Vice President, Chief Operations Officer, Corporate Secretary and Director	April 25, 2023
Dale R. Tieman

* Pursuant to Power of Attorney dated March 10, 2023